As filed with the Securities and Exchange Commission on October 15, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.

(Name of small business issuer in its charter)

Florida	7549	33-0961488
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1015 Tyrone Road

Suite 220

Tyrone, GA 30290

(770) 306-7667

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard A. Parlontieri, President

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

(770) 306-7667

(Name, address, and telephone number of agent for service)

COPIES TO:

Bruce A. Parsons, Esq.

Burr & Forman, LLP

420 North 20th Street, Suite 3400

Birmingham, Alabama 35203

Telephone: (205) 251-3000

Fax: (205) 458-5100

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock of certain selling securityholders	2,127,150	$0.245(1)	$521,152	$16.00
Common Stock underlying the exercise of warrants held by certain warrantholders	34,464,281	$0.60(2)	$20,678,569	$635.00
Common Stock underlying the conversion of Series A preferred stock	1,174,167	$1.20	$1,409,000	$43.26
Common Stock underlying the conversion of Series B preferred stock	2,481,482	$0.34	$843,704	$25.90
Total Registration Fee				$720.16

(1)	The offering price per share for the selling securityholders was estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. For purposes of this table, we used the average of the closing bid and ask prices on October 8, 2007.
(2)	Calculation was based on the weighted-average exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Up to 40,652,438 shares of common stock

SPEEDEMISSIONS, INC.

Speedemissions, Inc. (“Speedemissions”) is registering 2,127,150 shares of common stock for sale by existing shareholders, and 38,525,288 shares of common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred shares. This offering will terminate when all 40,652,436 shares are sold or on October 15, 2009, unless we terminate it earlier.

Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol “SPMI.”

Investing in our common stock involves risks. Speedemissions currently has limited operations, limited income, and limited assets. You should not invest unless you can afford to lose your entire investment. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. Speedemissions is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering. Speedemissions would, however, receive proceeds upon the exercise of warrants.

The date of this prospectus is October 15, 2007

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere in this prospectus. Because this is a summary, it may not contain all the information that is important to you. Therefore, you should read carefully the more detailed information set forth in this prospectus and our financial statements before making an investment decision regarding our common stock. On November 18, 2005, our shareholders approved a 1-for-10 reverse stock split of the issued and outstanding shares of common stock with fractional shares being rounded up to the next whole share. All share amounts in this prospectus have been adjusted to reflect this reverse stock split.

SPEEDEMISSIONS, INC.

We were incorporated as SKTF Enterprises, Inc. in Florida in March 2001. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation in the business of vehicle emissions testing since May 2000. In connection with the acquisition, we changed our name to Speedemissions, Inc. in September 2003. As of September 30, 2007, we operated 35 vehicle emissions testing and safety inspection centers in three separate markets, greater Atlanta, Georgia; Houston, Texas; and Salt Lake City, Utah, and four mobile units in the Atlanta, Georgia area. We expect to open two additional testing facilities in Houston, Texas, eight in Dallas, Texas and four in St. Louis, Missouri by March 31, 2008.

We are becoming a national provider of vehicle emissions testing and safety inspections. In the past three years, we have acquired some of our competitors in the Atlanta, Georgia; Houston, Texas, and Salt Lake City, Utah areas. We intend to continue opening company-owned and operated stores and to acquire more competitors, in both our current markets and other selected markets. We are creating brand awareness in our current testing stations through standard building style and façade, consistent color schemes, signs, and employee uniforms, and we advertise in select local markets.

Corporate Information

Our principal offices are located at 1015 Tyrone Road, Suite 220, Tyrone, Georgia 30290, and our telephone number is (770) 306-7667. Our website address is www.speedemissions.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

We are registering 2,127,150 shares for sale by existing shareholders, and 38,525,288 shares for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of the preferred shares. The shares of our common stock to be sold by warrantholders are or will be acquired upon the exercise of certain common stock purchase warrants. All of the shares of common stock registered for sale pursuant to this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold.

We will not receive any proceeds from the resale by the selling shareholders of the common stock offered in this prospectus. We would, however, receive proceeds from any exercise of warrants held by the selling shareholders. Any proceeds we receive from the exercise of warrants would be used to finance acquisitions and may be used for working capital, if needed, as more fully described in the Use of Proceeds section.

We currently have 5,162,108 shares of common stock outstanding. We have outstanding warrants to purchase 15,487,788 shares of common stock and options to purchase 2,255,725 shares of common stock. In addition, we have currently outstanding (i) 5,133 shares of Series A Convertible Preferred Stock which could be converted into 4,277,500 shares of common stock and (ii) 2,481,482 shares of Series B Convertible Preferred Stock which could be converted into 18,760,000 shares of common stock. If all outstanding warrants and options are exercised and all outstanding preferred stock is converted into shares of common stock, we could have a total of 45,943,121 shares of common stock outstanding.

RISK FACTORS

Our independent auditors have expressed doubt about our ability to continue as a going concern.

In their report dated March 16, 2007, our independent auditors stated that our financial statements for the years ended December 31, 2006 and 2005 were prepared assuming that we would continue as a going concern. However, our independent auditors raised substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, operating cash flow deficiencies, and our limited capital resources. Our future success and ability to continue as a going concern is contingent upon, among other things, the ability to achieve and maintain satisfactory levels of profitable operations, obtain and maintain adequate levels of debt and equity financing for expansion, and provide sufficient cash from operations to meet current and future obligations.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

Our limited operating history and losses to date make it difficult to evaluate our business. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

We have a large amount of outstanding common stock held by a single shareholder, and a large amount of common stock that could be acquired by a second shareholder upon conversion of preferred stock and exercise of warrants, which if sold could have a negative impact on our stock price.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliates, own 3,379,361 shares of our common stock. Upon exercise of all outstanding warrants at exercise prices between $0.30 and $0.90 per share and conversion of their Series A Convertible Preferred Stock, GCA Strategic Investment Fund Limited and its affiliates could own up to 10,056,859 shares of our common stock. Barron Partners LP could acquire up to 31,481,930 shares of our common stock upon the exercise of outstanding warrants at exercise prices between $0.30 and $0.90 per share and the conversion of their Series B Convertible Preferred Stock. If either of these shareholders sold a large number of shares of our common stock into the public market it could have a negative impact on our stock price.

There is an extremely limited market for our stock.

There is an extremely limited trading market for our common stock. Although our common stock is quoted on the OTC Bulletin Board, there are very few trades of our shares. Currently, there are approximately three market makers in our common stock. Making a market in securities involves maintaining bid and ask quotations and being able to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development and maintenance of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. Market makers on the OTC Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as our losses from operations for each of the past three years, the going concern opinion by our independent auditors, the large number of shares reserved for issuance upon exercise of existing warrants or options or the conversion of outstanding shares of preferred stock, and the small size of our company mean that there can be no assurance of an active and liquid market for our common stock developing in the foreseeable future. Even if a market develops, we cannot assure you that a market will continue, or that shareholders will be able to resell their shares at any price. You should carefully consider the limited liquidity of your investment in our common stock.

We may have to pay a substantial amount of liquidated damages to a single shareholder if we fail to maintain certain requirements.

If we fail to maintain a majority of independent directors on our board or a majority of independent directors on both our Audit Committee and Compensation Committee, then we must pay to Barron Partners, LP (“Barron”) an amount equal to 24% of the purchase price of $6,615,000 for the Series B Convertible Preferred Stock and common stock warrants per annum, payable monthly. For every month the majority of our board or any of our committees is not independent, we must pay Barron liquidated damages in the amount of $132,300. Currently we have a majority of independent directors on our board.

If we fail to maintain the effectiveness of a resale registration statement for the shares held by Barron without Barron’s consent, then we must pay to Barron in the form of shares of Series B Convertible Preferred Stock an amount equal to 24% of the purchase price of $6,615,000 paid by Barron for the Series B Convertible Preferred Stock and common stock warrants per annum for each day the resale registration is not effective. For example, if we fail to maintain the effectiveness of the resale registration statement for a period of 30 days, we must issue to Barron approximately 49,315 shares of Series B Convertible Preferred Stock which would convert to approximately 372,822 shares of our common stock.

We are obligated to redeem a series of our preferred stock upon a change of control.

If a person or group of persons other than GCA Strategic Investment Fund Limited acquires beneficial ownership of 33 1/3% or more of the outstanding shares of common stock without the prior written consent of GCA Strategic Investment Fund Limited, we could be required to redeem the Series A Convertible Preferred Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock into which the redeemed shares may be converted multiplied by the market price of the common stock at the time of the change in control. Based on the 5,133 shares of Series A Convertible Preferred Stock currently outstanding, if this redemption were triggered we would be required to pay the holders of these shares an aggregate of at least $5,133,000. This restriction will likely deter any proposed acquisition of our stock and may make it more difficult for us to attract new investors, as any mandatory redemption of the preferred shares will materially adversely affect our ability to remain in business and significantly impair the value of your common stock.

A change of control could occur if one shareholder exercises all of its common stock purchase warrants.

Barron may acquire 18,760,000 shares of common stock upon conversion of 2,481,482 shares of Series B Convertible Preferred Stock. However, Barron is restricted from converting any portion of the Series B Convertible Preferred Stock which would cause Barron to beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion unless such restriction is waived or amended by Barron and the holders of a majority of the outstanding common stock who are not affiliates. In addition, Barron may acquire 12,587,431 shares of common stock upon the exercise of warrants at exercise prices between $0.30 and $0.90 per share. However, Barron is restricted from exercising any portion of the common stock warrants (except as described below) which would cause Barron to beneficially own in excess of 4.99% of the outstanding shares of common stock unless such restriction is waived or amended by Barron and the holders of a majority of the outstanding common stock who are not affiliates. Barron’s Common Stock Purchase Warrant “AA-5” gives Barron the ability to revoke this ownership restriction upon 61 days prior notice from Barron to Speedemissions. If the restrictions relating to the warrants are waived, amended or revoked, as the case may be, Barron could control approximately 86% of outstanding shares of common stock based on number of outstanding shares as of September 30, 2007.

We depend upon government laws and regulations that may be changed in ways that may impede our business.

Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia, Texas and Utah laws are especially important to us because all of our existing emissions testing services are conducted in those states. Changes in federal or state laws that govern or apply to our operations could have a materially adverse effect on our business. Federal vehicle emissions testing law may evolve due to technological advances in the automobile industry creating cleaner, more efficient automobiles which could affect current testing policy and procedures in our markets. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and such a reduction would have a material adverse effect on our revenues in Georgia. Other changes that would adversely affect us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

We may be unable to effectively manage our growth and operations.

If we raise sufficient capital to support our growth strategy of both opening and acquiring stations, we anticipate rapid growth and development in a relatively short period of time. The management of this expansion will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel, and the training of new personnel. We intend to hire additional personnel in order to effectively manage our expected growth and expansion. Failure to successfully manage our expected growth and development and difficulties in managing additional emissions testing stations could have a material adverse effect on our business and the value of our common stock.

Our strategy of acquiring and opening more testing stations may not produce positive financial results for us.

Our strategy of acquiring and opening more emissions testing stations in the greater Atlanta, Dallas, Houston, Salt Lake City and St. Louis areas and in other areas is subject to a variety of risks, including the:

•	Inability to find suitable acquisition candidates;

•	Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;

•	Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

•	Loss of key employees;

•	Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

•	Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;

•	Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and

•	Inability to sell any non-performing stations or to sell used equipment.

Our failure to successfully address these risks could have a material adverse effect on our business and impair the value of our common stock.

Because the vehicle emissions testing industry is highly competitive, we may lose customers and revenues to our competitors.

Our testing stations face competition from other emission station operators that are located near our sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing is affected primarily by the number of vehicles our stations service, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than we do, and to advertise and promote their businesses more effectively than we do. For example, some of our competitors in Atlanta charge only $20.00 to test a vehicle rather than the $25.00 maximum allowed under Georgia law. As a result, we have had to reduce our fees to $20.00 in some of our Atlanta stations. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our common stock.

The loss of Richard A. Parlontieri, our President and Chief Executive Officer, and the inability to hire or retain other key personnel, would adversely affect our ability to manage and control our business.

Our business now depends primarily upon the efforts of Mr. Richard A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri’s services would have a materially adverse effect on us. In this regard, we note that we have entered into a three-year employment agreement with Mr. Parlontieri. We maintain key-man life insurance on Mr. Parlontieri.

As our business grows and expands, we will need the services of other persons to fill key positions in our company. As an early growth-stage company with limited financial resources, however, we may not be able to attract, or retain, competent, qualified and experienced individuals to direct and manage our business. The absence of skilled persons within our company will have a material adverse effect on us and the value of our common stock.

Our largest shareholder controls our company, allowing it to direct the company in ways that may be contrary to the wishes of other shareholders.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliate, own approximately 65% of our outstanding common shares and control approximately 82% of our outstanding voting securities. They have the ability to control the direction of our company, which may be contrary to the wishes of other shareholders or new investors.

There are a large number of outstanding warrants, options and preferred stock which if exercised or converted will result in substantial dilution of the common stock.

As of September 30, 2007, there were 5,162,108 shares of common stock outstanding. If all warrants and options outstanding as of September 30, 2007 are exercised and all preferred stock are converted to common stock, there will be 45,943,121 shares of common stock outstanding. As a result, a shareholder’s proportionate interest in us will be substantially diluted.

Our stock price may fluctuate which could result in substantial losses for investors.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	Quarterly variations in operating results;

•	Any significant sale of stock or exercise of warrants by any of our existing shareholders;

•	Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;

•	Publicity about our company, management, products or our competitors;

•	Additions or departures of key personnel;

•	Any future sales of our common stock or other securities; and

•	Stock market price and volume fluctuations of publicly traded companies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is quoted on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Seasonality

Our business is affected by seasonality, which historically has resulted in lower sales volume during the winter months of inclement weather in our first and fourth quarters. Prior quarterly results are not indicative of first or fourth quarter results.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” and “estimate,” as well as similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the common stock offered in this prospectus. We would, however, receive proceeds of the sale of common stock pursuant to an exercise of warrants held by warrant holders. Any proceeds we may receive from the exercise of the outstanding warrants would be used to open new stores or finance acquisitions of emissions testing stations. We may also use a portion of any proceeds we receive for working capital, if necessary.

Our allocation of proceeds represents our best estimate based upon the expected exercise of warrants and the requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds.

SELLING SECURITY HOLDERS

The selling shareholder offering the majority of the shares pursuant to this prospectus is Barron Partners LP (“Barron”). Barron currently owns 2,481,482 shares of our Series B Convertible Preferred Stock, which represents 100% of our issued and outstanding shares of our Series B Convertible Preferred Stock. On February 23, 2006, Barron converted 18,518 shares of Series B Convertible Preferred Stock into 140,000 shares of common stock. Barron owned 134,500 shares of common stock as of September 30, 2007. Additionally, Barron holds warrants to purchase 12,587,431 shares of our common stock at exercise prices between $0.30 and $0.90 per share. Pursuant to the terms of the warrants and the Certificate of Designation governing the Series B Convertible Preferred Stock, Barron is restricted from converting the Series B Convertible Preferred Stock or the warrants if such conversion would result in Barron beneficially owing more than 4.9% of our outstanding common stock. However, the terms of the Series B Convertible Preferred Stock and the warrants (except for Barron’s Common Stock Purchase Warrant “AA-5,” which allows Barron to revoke the restriction upon sixty-one (61) days notice) provide that this 4.9% ownership restriction may be waived or amended with the consent of Barron and the holders of a majority of the outstanding common stock who are not affiliates.

The following table provides information with respect to shares offered by the selling shareholders:

Selling Shareholder	Outstanding Shares offered for sale	Shares Underlying Warrants or Preferred Stock offered for sale		Total Shares to be offered for sale	Outstanding Shares owned after offering	Percentage of Shares owned after offering
Barron Partners LP	0	31,347,430	(1)	31,347,430	134,500	2.6%
GCA Strategic Investment Fund Limited	1,860,000	3,103,333	(2)	4,963,333	-0-	*
Michael Brown (3)	12,500	-0-		12,500	30,000	*
Global Capital Funding Group L.P.	-0-	3,574,167	(4)	3,574,167	-0-	*
Gerald Amato (Booke & Company)	100,000	70,000		170,000	-0-	*
Robert L. Bilton	15,000	0		15,000	-0-	*
Stephen Booke (Booke & Company)	20,000	10,000		30,000	-0-	*
Richard A. Parlontieri	100,000	15,000		115,000	52,500	1.0%
Michael Vuocolo	7,150	-0-		7,150	-0-	*
Total	2,127,150	38,119,930	(5)	40,247,080	-0-	3.6%

*	less than 1%
1.	Includes 4,195,810 shares of common stock which may be acquired upon the exercise of warrants at $0.90; 4,195,810 shares of common stock which may be acquired upon the exercise of warrants at $0.60; 4,195,811 shares of common stock which may be acquired upon the exercise of warrants at $0.30; and 18,760,000 shares of common stock which may be acquired upon the exercise of 2,481,482 shares Series B Convertible Preferred Stock.
2.	Includes 3,103,333 shares of common stock which may be acquired upon the exercise of 3,724 shares of Series A Convertible Preferred Stock.
3.	Mr. Brown has shared voting or dispositive power over the securities held by GCA Strategic Investment Fund Limited.
4.	Includes 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.90; 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.60; 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.30; and 1,174,167 shares of common stock which may be acquired upon the exercise of 1,409 shares of Series A Preferred Stock.
5.	The total has been rounded up to the nearest whole number to reflect fractional shares that may occur as a result of the calculations when converting the derivative securities to the underlying common stock.

PLAN OF DISTRIBUTION

This prospectus covers up to 40,652,438 shares of our common stock, including (i) 2,127,150 shares of common stock outstanding, (ii) 4,277,500 shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, (iii) 18,760,000 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock, and (iv) 15,487,788 shares of common stock issuable upon the exercise of warrants outstanding. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we would receive the proceeds from any exercise of the warrants.

The common stock may be sold from time to time to purchasers either (i) directly by the selling shareholders; or (ii) through broker-dealers or agents who may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or the purchasers of the common stock. The selling shareholders will act independently of us in making decisions with respect to timing, manner, and size of each sale.

The selling shareholders and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.” As a result, any profits on the sale of the common stock by the selling shareholders and any discounts, commissions, or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If any of the selling shareholders were deemed to be an underwriter, the selling shareholder may be subject to statutory liabilities including, but not limited to, those under Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Barron is under no obligation to convert its Series B Convertible Preferred Stock or common stock purchase warrants into shares of our common stock, except for Barron’s Common Stock Purchase Warrant “AA-5” which requires Barron, upon notice from Speedmissions, to exercise such warrants if the closing price of Speedmission’s common stock exceeds $2.40 for fifteen consecutive trading days (subject to the ownership restrictions set forth in such warrant).

If the underlying common stock is sold through broker-dealers or agents, the selling shareholder will be responsible for broker-dealers’ and agents’ commissions. Shares of the common stock may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.

These sales may be effected through transactions (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted; or (ii) in transactions other than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

To our knowledge, there are currently no plans, arrangements, or understandings between the selling shareholders and any underwriter, broker-dealer, or agent regarding the sale of the shares of common stock by the selling shareholders. The selling shareholders may decide not to sell all or a portion of the shares of common stock offered by this prospectus. Upon being notified in writing by a selling shareholder that any material arrangement, plan, or understanding has been entered into with a broker-dealer, underwriter, or agent for the sale of common stock, we will file, if required, a supplement to this prospectus, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of such selling shareholder, (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker-dealer, or agent, where applicable, (v) that such underwriter, broker-dealer, or agent did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	$720.16
Transfer Agent Fees	$1,000
Printing and Engraving Costs	$1,000
Legal Fees	$50,000
Accounting Fees	$5,000
TOTAL	$57,720.16

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We advise that the selling shareholders consult their own legal counsel to ensure that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold by a selling shareholder unless the sale of the shares has been registered or qualified in such state or we have taken steps to comply with an applicable exemption from registration or qualification. Even though we have registered the sale of the shares covered by this prospectus by the selling shareholders under the federal securities laws, we have not registered, or taken any action to qualify for an exemption from registration for, the sale by the selling securityholders under any state securities laws. Selling securityholders should consult their own legal counsel to ensure compliance with state securities laws. The selling shareholders and any brokers, dealers, or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions received by those underwriters, brokers, dealers, or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

The selling shareholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings. In the ordinary course of business, we may be from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth information about our current executive officers and directors. The Board of Directors elects executive officers for one-year terms. The directors serve one-year terms until their successors are elected.

Name	Age	Position
Richard A. Parlontieri	62	Director, President, and Secretary (2003)

Michael E. Guirlinger	59	Director (2006)

Bradley A. Thompson	43	Director (2003)

Michael S. Shanahan	39	Chief Financial Officer (2006)

John Bradley	48	Director (2006)

Ernest A. Childs, PhD.	61	Director (2005)

Richard A. Parlontieri has served on our Board of Directors and as our President since June 2003. He served as the President and CEO of our wholly owned subsidiary since January 2001. From 1998 to December 2000, he was the chief executive officer of ebank.com, Inc. (“ebank”), a publicly held bank holding company headquartered in Atlanta. ebank, which began as a traditional bank designed to deliver banking services in a non-traditional way, was an internet bank that provided banking services focusing on small business owners. Prior to starting ebank, Mr. Parlontieri was president and chief executive officer of Habersham Resource Management, Inc., a consulting firm with over 16 years experience in the financial services, mortgage banking, real estate, home health care and capital goods industries. While at Habersham, Mr. Parlontieri co-founded and organized banks (including Fayette County Bank which was sold to Regions Financial Corporation) and completed strategic acquisitions or divestitures for banks, mortgage companies and real estate projects.

Mr. Parlontieri currently serves on the Industry Advisory Board for Georgia’s Vehicle Emission Inspection and Maintenance Program. He also is a member of the Georgia Emissions Testing Association (GETA).

Michael E. Guirlinger was appointed to our Board of Directors in 2006. Mr. Guirlinger is currently the chief executive officer and chief operating officer for The Language Access Network, a publicly traded company. He has extensive experience, as both manager and a director, in a variety of professional practices, both public and private, with a particular emphasis in the financial services industry. Mr. Guirlinger received his Bachelor of Arts from Aquinas College in 1970 and his Masters in Business Administration from Ohio State University in 1986.

Bradley A. Thompson, CFA was appointed to our Board of Directors in 2003. Mr. Thompson is currently the executive vice president of Portfolio Management for PMFM, Inc. From 1999 to 2006, Mr. Thompson served as the chief investment officer and chief financial analyst for Global Capital Advisors, LLC, an affiliate of GCA Strategic Investment Fund Limited where he served as a Board member until September of 2006. Mr. Thompson also served as the chief operating officer and secretary for Global Capital Management Services, Inc., the corporate general partner and managing partner of Global Capital Funding Group, L.P., a licensed SBIC. Prior to joining GCA in 1998, Mr. Thompson was self-employed, managing his own small business enterprises. Mr. Thompson was the president and sole owner of Time Plus, an automated payroll accounting services firm for small to mid sized companies. Mr. Thompson was also 50% owner and vice president, chief financial officer of AAPG, Inc., a specialty retail sporting goods firm. Mr. Thompson has since sold his interest in AAPG, Inc.

Mr. Thompson has a Bachelor of Business Administration Degree in Finance from the University of Georgia, and also holds the Chartered Financial Analyst designation. Brad is a member of the CFA Institute and the Bermuda Society of Financial Analysts. Mr. Thompson has served as a director on the boards of numerous public and private companies.

Michael S. Shanahan was engaged as our Chief Financial Officer on April 24, 2006. Prior to his employment with the Company, Mr. Shanahan was employed by StayOnline, Inc., a Wi-Fi ISP sold to LodgeNet Entertainment Corporation, as Vice President of Finance from 2002 to 2005. Mr. Shanahan’s financial experience also includes a position as Manager of Tax and Financial Reporting for Scientific Games International, and positions at KPMG Peat Marwick and Deloitte & Touche. Mr. Shanahan has a BS in Accounting and a Master in Accountancy from the University of Florida.

John Bradley was appointed to our Board of Directors in 2006. Mr. Bradley is currently vice president of sales at Environmental Systems Products, where he has been employed since 1998. He is also a member and active participant in a number of industry trade associations in various states. Mr. Bradley currently serves as a director for Auto Repair Coalition, which represents certain large auto repair entities and is based in Sacramento, California. He received a degree in automotive technology from the State University of New York.

Ernest A. Childs, PhD. was appointed to our Board of Directors in 2005. Mr. Childs is currently the chief executive officer of ArcheaSolutions, Inc., a position he has held since 2000. ArcheaSolutions is a privately held environmental company that specializes in solutions for wastewater processing problems. Prior to joining ArcheaSolutions, Dr. Childs was the chief executive officer of Benesys, Inc. and Equity Development, Inc. Benesys is a benefit consulting company for companies in the health care industry and Equity Development is a consulting company that specializes in assisting people injured in major work and traffic accidents. Dr. Childs received his Bachelor of Science from the University of Tennessee in 1968, his Masters of Science from the University of Tennessee in 1969, and his Doctorate from the University of Georgia in 1971.

Board Meetings and Committees

During the fiscal year ended December 31, 2006, the Board of Directors held six meetings. Each of our directors attended all of the meetings of the board of directors and the committees of the board on which he served during 2006. We currently have two standing committees of the Board of Directors: the Compensation Committee and the Audit Committee, which are described below. We do not presently have a standing Nominating Committee.

Nominating Committee

During the fiscal year ended December 31, 2006, Speedemissions did not have a standing nominating committee. The NASDAQ rules do not require the Company to have a nominating committee since the Company was a “controlled company” in that more than 50% of the voting common stock of the Company was held by GCA Strategic Investment Fund Limited. The Board of Directors believes that there is no material benefit to the Company of having a separate nominating committee at this time in view of the size of the company, and the fact that Speedemissions is controlled by one large shareholder. Nominees for election as a director are determined by the entire Board of Directors. The Board of Directors will make all decisions regarding director nominees based upon the best interest of the Company and its shareholders.

Compensation Committee

Our Compensation Committee consists of three directors. In 2006, Dr. Ernest Childs served as chairman of the Compensation Committee and Messrs. Parlontieri and Thompson also served on the Compensation Committee. The primary purposes of the Compensation Committee are to assist the Board of Directors in its responsibilities relating to compensation and to determine the compensation arrangements for certain executive officers. The Compensation Committee is also charged with approving incentive compensation plans for executive management. The Compensation Committee met four times in 2006.

Audit Committee

In 2006, we had two members on the Audit Committee: Michael E. Guirlinger, who served as chairman, and Bradley Thompson. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in its responsibilities relating to the accounting, reporting and financial practices of Speedemissions and its subsidiaries, including the integrity of our financial statements and the outside auditor’s qualifications and independence. The Audit Committee also prepared the report, included elsewhere in this proxy statement, required by the rules of the SEC to be included in our annual proxy statements. The Audit Committee met four times during 2006.

Our Board of Directors has determined that Bradley Thompson, based upon his education and extensive experience in accounting, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of September 30, 2007. The mailing address for each beneficial owner without a listed address below is in care of Speedemissions, Inc., 1015 Tyrone Road, Suite 220, Tyrone, GA 30290.

Common Stock

Name	Number of Shares Owned		Right To Acquire (1)		Percentage of Beneficial Ownership (2)
GCA Strategic Investment Fund Limited (3) c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	3,317,062		3,103,333	(4)	55.4%

Global Capital Funding Group, L.P. 106 Colony Park Drive, Suite 900 Cumming, GA 30040	62,299		3,574,167	(5)	41.3%

Richard A. Parlontieri (6)	256,242	(7)	502,333	(8)	13.0%
Bradley A. Thompson (6)	850		36,833	(9)	0.7%
John Bradley (6)			25,000	(10)	0.5%
Michael E. Guirlinger (6)	2,500		25,000	(11)	0.5%
Randy Dickerson			80,000	(12)	1.5%
Michael S. Shanahan			80,000	(13)	1.5%
Ernest A. Childs, PhD (6)			30,834	(14)	0.6%
All directors and executive officers as a group (6 persons)	259,602		780,000		17.0%

(1)	Includes shares that may be acquired within 60 days of the date of this report by exercising vested stock options and warrants but does not include any unvested stock options or warrants as of the day of this report.
(2)	For each individual or entity, this percentage is determined by assuming the named person or entity exercises all vested options and warrants either has the right to acquire within 60 days, but that no other persons or entities exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all vested options and warrants which he or she has the right to acquire within 60 days, but that no other persons or entities exercise any options or warrants. The calculations are based on 5,162,108 shares of common stock outstanding as of September 30, 2007.
(3)	Global Capital Advisors, LLC (“Global”), the investment advisor to GCA Strategic Investment Fund Limited (“GCA”), has sole investment and voting control over shares held by GCA. Mr. Lewis Lester is the sole voting member of Global.
(4)	Includes 3,103,333 shares of common stock which may be acquired upon conversion of 3,724 shares of Series A Convertible Preferred Stock.
(5)	Includes 1,174,167 shares of common stock which may be acquired upon conversion of 1,409 shares of Series A Convertible Preferred Stock. Includes 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.90 per share, 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.60 per share and 800,000 shares of common stock which may be acquired upon the exercise of warrants at $0.30 per share.
(6)	Indicates a Director of the Company.
(7)	Includes 103,742 shares of common stock owned of record by Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri.

(8)	Includes 100,000 shares of common stock which may be acquired upon the exercise of options at $1.00 per share, which are part of a grant of 150,000 shares with 50,000 shares vesting on December 21, 2007; 44,000 shares of common stock which may be acquired upon the exercise of options at $2.50 per share; 358,333 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 1,075,000 shares with 358,333 shares vesting on October 1, 2007 and 358,334 shares vesting on October 1, 2008. Includes 10,000 shares which may be acquired upon the exercise of warrants at $2.50 per share.
(9)	Includes 3,333 shares of common stock which may be acquired upon the exercise of options at $1.00 per share, which are part of a grant of 5,000 options, with 1,667 options vesting on December 21, 2007. Includes 8,500 shares of common stock which may be acquired upon the exercise of options at $2.50 per share. Includes 25,000 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 75,000 options, 25,000 options vesting on October 1, 2007 and 25,000 options vesting on October 1, 2008.
(10)	Includes 25,000 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 75,000 options, 25,000 options vesting on October 1, 2007 and 25,000 options vesting on October 1, 2008.
(11)	Includes 25,000 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 75,000 options, 25,000 options vesting on October 1, 2007 and 25,000 options vesting on October 1, 2008.
(12)	Includes 66,667 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 200,000 options, 66,667 options vesting on October 1, 2007 and 66,666 options vesting on October 1, 2008. Includes 13,333 shares of common stock which may be acquired upon the exercise of options at $1.00, which are part of a grant of 20,000 options, 6,667 options vesting on December 15, 2007.
(13)	Includes 66,667 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 200,000 options, 66,667 options vesting on October 1, 2007 and 66,666 options vesting on October 1, 2008. Includes 13,333 shares of common stock which may be acquired upon the exercise of options at $1.00, which are part of a grant of 20,000 options, 6,667 options vesting on December 15, 2007.
(14)	Includes 3,334 shares of common stock which may be acquired upon the exercise of options at $1.00 per share, which are part of a grant of 5,000 options, 1,666 options vesting on December 21, 2007. Includes 2,500 shares of common stock which may be acquired upon the exercise of options at $2.00 per share. Includes 25,000 shares of common stock which may be acquired upon the exercise of options at $0.58, which are part of a grant of 75,000 options, 25,000 options vesting on October 1, 2007 and 25,000 options vesting on October 1, 2008.

Preferred Stock

Title of Class	Name	Number of Shares Owned	Percentage of Ownership of Class
Series A Convertible Preferred Stock	GCA Strategic Investment Fund Ltd c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	3,724	72.5%

Series A Convertible Preferred Stock	Global Capital Funding Group, L.P. 106 Colony Park Drive, Suite 900 Cumming, GA 30040	1,409	27.5%

Series B Convertible Preferred Stock	Barron Partners LP (1) c/o Barron Capital Advisors, LLC Managing Partner Attn: Andrew Barron Worden 730 Fifth Avenue, 25th Floor New York, NY 10019	2,481,481	100%

(1)	Barron converted 18,519 shares of Series B Convertible Preferred Stock into 140,000 shares of common stock on February 23, 2006. Barron owned 134,500 shares of common stock on September 30, 2007. Barron may acquire 18,760,000 shares of common stock upon conversion of 2,481,482 shares of Series B Convertible Preferred Stock. However, Barron is restricted from converting any portion of the Series B Convertible Preferred Stock which would cause Barron to beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion. In addition, Barron may acquire 12,587,431 shares of common stock upon the exercise of warrants as follows: 4,195,810 shares at $0.90 per share, 4,195,810 shares at $0.60 per share and 4,195,811 shares at $0.30 per share. However, Barron is restricted from exercising any portion of the common stock warrants which would cause Barron to beneficially own in excess of 4.9% of the outstanding shares of common stock unless both Barron and holders of a majority of the outstanding shares of common stock who are not affiliates agreed to amend or waive such restriction. If this restriction is waived or amended, Barron could control approximately 86% of outstanding shares of common stock based on the number of outstanding shares as of September 30, 2007.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of September 30, 2007, there were 5,162,108 shares of our common stock issued and outstanding and held by approximately 100 shareholders.

On November 18, 2005, our shareholders approved a 1-for-10 reverse stock split of the issued and outstanding shares of common stock with fractional shares being rounded up to the next whole share. All share amounts in this prospectus have been adjusted to reflect the reverse stock split.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001. As of September 30, 2007, there are 5,133 shares of Series A Preferred Stock issued and outstanding and held by two shareholders. As of September 30, 2007, there are 2,481,482 shares of Series B Convertible Preferred Stock issued and outstanding and held of record by one shareholder.

In January 2004, we designated 3,500 shares as Series A Convertible Preferred Stock. In October 2005, we increased the designation of our Series A Convertible Preferred Stock to 6,000 shares. There are 5,133 shares of Series A Convertible Preferred Stock issued and outstanding. Each share of Series A Convertible Preferred Stock is convertible into 833.33 shares of our common stock. Upon certain changes in control, we could be required to redeem the Series A Convertible Preferred Stock at the greater of (i) the original issue price of $1,000 per share or (ii) the number of shares of common stock which the redeemed shares may converted multiplied by the market price of the common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is entitled to the number of votes to which the holders would be entitled if they converted their shares of Series A Convertible Preferred Stock.

In June 2005, we designated 3,000,000 shares of Series B Convertible Preferred Stock. In June 2005, we issued 2,500,000 shares to one shareholder. Each share is convertible into 7.56 shares of our common stock, or 18,900,000 shares of common stock in the aggregate. On February 23, 2006, the sole Series B Convertible Preferred Stock shareholder converted 18,518 shares of Series B Convertible Preferred Stock into 140,000 shares of our common stock. There are 2,481,482 shares of Series B Convertible Preferred Stock issued and outstanding. The Series B Convertible Preferred Stock does not pay a dividend or have voting rights.

The availability or issuance of preferred shares in the future could delay, defer, discourage, or prevent a change in control.

Dividend Policy. We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors.

We previously were obligated to pay cumulative dividends at an annual rate of 7% on the outstanding Series A Convertible Preferred Stock. At our option, we could have paid these dividends in cash or in additional shares of our common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Pursuant to the GCA Exchange Agreement, GCA exchanged the $302,847 in cumulative dividends due and owing under 2,500 shares of Series A Convertible Preferred Stock through October 14, 2005 for additional shares of Series A Convertible Preferred Stock and common stock purchase warrants.

Our Series B Convertible Preferred Stock does not pay a dividend.

Transfer Agent. The transfer agent for our common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294 and fax number (801) 277-3147.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. In addition, we have the power, in our bylaws or in any resolution of our shareholders or directors, to indemnify our officers and directors against any liability as may be determined to be in our best interests, and in conjunction therewith, to buy, at our expense, policies of insurance. Our bylaws do not further address indemnification.

We have entered into separate indemnification agreements with each of our current directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

We were incorporated as SKTF Enterprises, Inc. in Florida in March 2001. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation in the business of vehicle emissions testing since May 2000. In connection with the acquisition, we changed our name to Speedemissions, Inc. in September 2003. As of September 30, 2007, we operated 35 vehicle emissions testing and safety inspection centers in three separate markets, greater Atlanta, Georgia; Houston, Texas; and Salt Lake City, Utah, and four mobile units in the Atlanta, Georgia area. We expect to open two additional testing facilities in Houston, Texas, eight in Dallas, Texas and four in St. Louis, Missouri by March 31, 2008.

We are becoming a national provider of vehicles emissions testing and safety inspections. In the past three years, we have acquired some of our competitors in the Atlanta, Georgia; Houston, Texas, and Salt Lake City, Utah areas. We intend to continue opening company-owned and operated stores and to acquire more competitors, in both our current markets and other selected markets. We are creating brand awareness in our current testing stations through standard building style and façade, consistent color schemes, signs, and employee uniforms, and we advertise in select local markets.

Our Typical Testing Center

The typical testing center is located inside of a structure similar to a typical lube or tire change garage with doors at both ends so vehicles can “drive-through” the facility. We also have structures that resemble a bank drive-through facility. A computerized testing system is located in the building. There are two types of primary tests that are performed, the Accelerated Simulated Model (ASM) and the On-Board Diagnostic (OBD). In selected markets a vehicle safety inspection must also be performed. These tests apply to vehicles generally manufactured from 1982 through 2003, depending on the state. The ASM test is done on vehicles 1995 and older, while the OBD test is conducted on vehicles 1996 and newer. In all new centers, we expect to operate two testing lanes. The cost of facilities varies, depending on location and market rates in that area. Generally, we do not expect to own any land or buildings. Instead, although we own the land and building at one of our sites, in the future we intend to lease or sublease all of the land and the buildings that we use in our business.

In our Atlanta, Georgia locations, under the guidelines of the Georgia Clean Air Force program the mobile vehicle emission testing units are only permitted to conduct the OBD test on 1996 and newer vehicles. In the Atlanta, Georgia area, we currently have four units and they serve the automobile fleets of the federal, state, and local governments. Also, all used cars, prior to being re-sold, must have a vehicle emission test, and thus we serve selected new and used car dealers throughout the greater Atlanta market. Finally, these units serve the fleets of major corporate and local government customers as well.

Industry Background—Government and Regulatory Overview

The United States Environmental Protection Agency reported in 2003 that approximately 123 million people live in 333 counties across the United States that do not meet national air quality standards. The 2006 Motor Vehicle I/M Report, an annual report published by Sierra Research, states that 33 states and the District of Columbia currently have vehicle emissions testing programs. Each state as well as the District of Columbia has its own regulatory structure for emissions testing with which we must comply if we conduct business in that state.

Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately up to 50% of the hazardous air pollutants and up to 90% of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. In 1990, Congress amended the Clean Air Act. The revisions required areas that did not meet national ambient air quality standards (NAAQS) to implement either basic or “enhanced” vehicle I/M emissions testing programs, depending upon the severity of the area’s air quality problem. The act also required that metro areas with populations of more than 100,000 implement enhanced I/M emissions testing regardless of their air quality designation.

On November 5, 1992, EPA issued its original rule establishing minimum performance and administrative requirements for states developing air quality implementation plans. The EPA said areas that needed enhanced emissions testing would have to use their new “I/M 240” test procedure. However, the EPA decided to grant state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program.

In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a select number of emissions testing operators are licensed by the state or are operated by certain states to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, automobile dealers and others. For many of these operators, performing emissions tests is not their primary business.

Eighteen states have implemented decentralized programs, 12 states and the District of Columbia have implemented centralized programs, and two states have some counties that have centralized programs and other counties that have decentralized programs. There are three states that have implemented a hybrid program, whereby there are both decentralized and centralized testing stations.

On July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service. On February 28, 2006, the EPA proposed new standards that would establish stringent new controls on gasoline passenger vehicles to further reduce emissions of mobile source air toxics.

Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 23 million vehicles subject to emissions testing, more than two times that of any other state. California’s testing program is overseen by the California Bureau of Automotive Repair (CARB). CARB has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, CARB has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by CARB. California’s testing standards have become the benchmark for emissions testing in the United States.

All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either BAR-84, BAR-90, or BAR-97 certified, with all newly implemented enhanced programs requiring BAR-97 certification.

As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of enhanced testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this “basic” test, a technician inserts a probe in the vehicle’s tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

However, today’s vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these enhanced tests in the major metropolitan areas of 33 states and the District of Columbia. A technician conducts these Accelerated Simulated Mode (ASM) tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising, or the On Board Diagnostic (OBD) by plugging into the vehicles computerized operation system.

Emissions Testing in the State of Georgia

As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the metro Atlanta area have been identified by the EPA as target sites for a mandatory vehicle inspection and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated “Georgia’s Clean Air Force” program that requires testing of certain vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

Georgia’s program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which are known as ALL VEHICLES WELCOME stations, or only vehicles not more than ten years old, known as 1996 OR NEWER VEHICLES ONLY stations. All the stations we currently operate in Georgia, are “ALL VEHICLES WELCOME” stations.

Georgia’s Clean Air Force Program initially required a basic test of exhaust gases every two years. In 1997, the program was changed to include enhanced testing, which combines the simple exhaust test with a simulated road test using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, the Georgia legislature revised the program to require testing on an annual basis, with an annual exemption for the three most recent model years.

The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto repair service providers, service stations, oil and tire repair stores, and independent test-only facilities. According to the State of Georgia, there were approximately 700 licensed test sites, and approximately 2,386,000 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 2006.

Under Georgia law, the price that a testing station may charge per test may not be less than $10 nor more than $25. As of October 1, 2007, the fee of $6.95 that must be paid by the station operator to the state for every test was reduced to $4.02. The balance of the current charge, or $20.98 assuming the maximum price of $25 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge within 30 days of the initial test if performed at the same facility.

If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $710 under current law. If a vehicle fails a re-inspection despite the maximum expenditure required by law, the owner must apply for a repair waiver from the state.

Georgia law mandates compliance with its vehicle emissions testing program. For vehicles subject to the state’s emissions law, a successful test, or a waiver from the state, is required to obtain a vehicle registration in Georgia.

Emissions Testing in the State of Texas

The Texas Vehicle Emissions Testing Program, also known as AirCheck Texas, was implemented in May 2002 in affected areas of Texas to improve air quality. As of January 2007, 17 counties will be subject to enhanced vehicle emissions testing. The rules are set forth in § 114.50 of the Texas Administrative Code.

The testing program is integrated with the annual safety inspection program, both of which are operated by the Texas Department of Public Safety in conjunction with the Texas Commission on Environmental Quality. Vehicles two to twenty-four years old are subject to vehicle emissions testing in Texas. The emissions tests conducted are the same as in Georgia with 1996 and newer models subject to the OBD test and 1995 and older models subject to the ASM test. The fee is set at a maximum of $39.75 for both the emissions test and the safety inspection, with $27.25 allocated for an ASM or an OSD emissions test and $12.75 allocated for the safety inspection. The operator is charged $8.25 for the ASM sticker, and $14.25 for the OBD sticker. Vehicles are required to be tested on an annual basis, with an annual exemption for the two most recent model years. According to the American Automobile Motor Vehicle Association, there are 4.6 million eligible vehicles in the state.

If a vehicle fails the emissions test, the operator must provide a free retest at the same facility within 15 days. An individual vehicle waiver is available to any vehicle that has undergone at least $600 of emissions-related repairs and is still unable to pass an emissions test.

Texas law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and safety inspection, or a waiver.

Emissions Testing in the State of Utah

The state of Utah allows a hybrid of the centralized and decentralized programs where the state operates a select number of emissions testing and safety inspection centers while authorizing those businesses such as an automotive repair shop, automobile dealers and others to conduct emissions testing and safety inspections. The Department of Health for each county manages emission testing and the Utah Highway Patrol manages the safety inspection program. The emissions tests conducted are the same as in Georgia and Texas. We charge $38.00 for the emissions test in Salt Lake County and $25 in Weber County where the maximum fee is $25. Depending on the location of the testing center, a fee of $1.80 is remitted to Salt Lake County and $3.00 to Weber County. We charge $17 for the safety inspections in both counties and a fee of $2.00 is remitted to the Utah Highway Patrol per safety inspection.

All vehicles registered in Davis, Salt Lake, Utah and Weber counties with model years less than six years old are required to have an emission test once every two years. Vehicles with model years six years old and older (to 1967) must have an emissions test every year. Emission testing is not required for vehicles with model years 1967 or older. Vehicles with model years less than eight years old are required to have a safety inspection once every two years. Vehicles with model years eight years old and older must pass safety inspections every year. If a vehicle fails, the operator must provide a free re-test at the same facility within 15 days.

Utah law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and/or safety inspection.

Operating Strategy

Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site, (c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which are designed to enhance our revenue and cash flow. To achieve these goals, we:

•	Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers;

•	Coordinate operations, training and a local outreach program in each market to enhance revenue and maximize cost efficiencies within each market;

•	Implement regional management and marketing initiatives in each of our markets;

•	Seek to acquire existing testing sites where significant volume potential exists;

•	Tailor each facility, utilize limited local advertising and the services we offer to appeal to the broadest range of consumers; and

•	Seek to expand the use of our mobile vehicle testing units by adding a sales manager to call on federal, state, and local governments for their fleets, as well as corporate accounts and car dealers.

Most of our emissions testing stations are open for business during weekdays between the hours of 8:00 am and 6:00 pm, and from 8:30 am to 5:00 pm on Saturdays, for a total of 58.5 hours per week. We operate some stations on Sundays in Texas. The average emissions test in Georgia takes approximately 8 to 12 minutes to complete. In Texas and Utah, because of the safety inspection, the completion time is slightly longer. Therefore, each of our stations with one testing bay can test anywhere from three to four vehicles per hour. In addition, we do a limited amount of oil changes in six of our Texas locations.

We currently purchase our raw materials, such as filters, hoses, etc., from several suppliers, and because these raw materials are readily available from a variety of suppliers, we do not rely upon any one supplier for a material portion of our materials. Certificates of Emission Inspection are purchased from the Georgia Clean Air Force, and emission and safety inspection stickers are purchased from the Texas Department of Public Safety, the Salt Lake Valley Health Department through Systech, and Utah Highway Patrol.

Intellectual Property

We have registered the trade name “Speedemissions” in Fulton County, Georgia, and Austin, Texas, and are thereby authorized to conduct our business in Georgia and Texas under the name “Speedemissions.” We have filed a Federal Service Mark Registration for the name and logo of Speedemissions, Inc., and for the tag line “The Fastest Way to Keep Your Air Clean.”

Competition

The emissions testing industry is full of small owner-operators. Auto repair shops, tire stores, oil change stores, muffler shops, service stations, and other emissions testing stations all offer the service. There are no national competitors at this time. Competition is fierce, and we expect competition from local operators at all of our locations. We expect such competition whenever and wherever we open or acquire a station. Our market share is too small to measure. Our revenue from emissions testing is affected primarily by the number of vehicles our stations perform, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than we do, and to advertise and promote their businesses more effectively than we do. For example, some of our competitors in Atlanta charge only $20.00 to test a vehicle rather than the $25.00 maximum allowed under Georgia law. As a result, we have had to reduce our fees to $20.00 in some of our Atlanta stations. We intend to compete by creating brand awareness through advertising, a standard building style and facade, and consistent color schemes and uniforms. Because most families own more than one vehicle, and they are required to have their vehicle tested on a regular basis, we anticipate that we can retain repeat customers. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

There are no environmental laws applicable to the vehicle emissions and safety inspection business.

Employees

We currently employ 107 individuals. Of these 107 employees, eight are employed in administrative positions at our headquarters, including our Chief Executive Officer, Richard A. Parlontieri, while 99 are employed on-site at our testing locations. 102 of our employees are full-time, while 5 are employed on a part-time basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

As of December 31, 2006 we operated 34 vehicle emissions testing stations and four mobile units in three separate markets, greater Atlanta, Georgia, Houston, Texas and greater Salt Lake City, Utah. We have three new stores under construction in the Houston market. We do not provide automotive repair services at our centers because we believe that it inhibits our ability to provide timely customer service and creates a perception that our test results might be compromised.

We charge a fee for each test, whether it passes or not, and a portion of that fee is passed on to the state governing agency. In Georgia, the maximum fee that we can charge is $25.00, and a fee of $6.95 is paid to the State of Georgia. In Texas, the maximum fee that we can charge is $39.50, for both an emissions test and a safety inspection, and a fee varying between approximately $5.50 and $14.00 per certificate, depending on the type of test is paid to the State of Texas. In Utah, there is not a maximum fee that we can charge in Salt Lake County. We charge $38.00 for an emissions test and $17.00 for a safety inspection and remit a fee of $1.80 to Salt Lake County per emissions certificate and $2.00 to the Utah Highway Patrol for each safety inspection. There is a maximum of $25.00 and $17.00 that we can charge in Weber County, Utah for an emissions test and safety inspection respectively. A fee of $3.00 is remitted to the County per emissions certificate and a $2.00 fee is remitted to the Utah Highway Patrol for each safety inspection. We currently operate seven stores in Salt Lake County and one store in Weber County.

We want to grow. We completed four acquisitions during 2004 and two acquisitions during 2005, which added 32 testing centers and four mobile units. In 2006 we opened one new store and closed a store after the new owner of the building would not renew the lease. We had three new stores in the process of obtaining the necessary government approvals at December 31, 2006. Two of these three stores have opened and we expect the third to open in the first quarter of 2008.

As a result of our growth plans, our biggest challenge will be managing our growth and integrating our acquisitions. We have tried to attract qualified personnel to assist us with this growth, while keeping our overhead expenses manageable. We have not consistently operated at a profit, however we operated on a positive cash flow basis for the year ended 2006. We will have to continue to fund our operations through existing cash flow, and our acquisitions, with capital raised from selling our stock and/or acquiring debt.

Explanatory Paragraph in Report of Our Independent Registered Public Accounting Firm

Our independent auditors have included an explanatory paragraph in their most recent report dated March 27, 2007, stating that our audited financial statements for the period ending December 31, 2006 were prepared assuming that we will continue as a going concern. However, our independent auditors raised substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, operating cash flow deficiencies and our limited capital resources.

Our independent accountants included the explanatory paragraph based primarily on an objective test of our historical financial results. Although we agree that this explanatory paragraph is applicable when the objective test is applied, we believe that if we can successfully implement our business plan in the next fiscal year, future audit reports might be issued without this explanatory paragraph. Until such time, however, our going concern paragraph may be viewed by some shareholders and investors as an indication of financial instability, and it may impair our ability to raise capital. For additional disclosure, see Liquidity and Capital Resources.

Results of Operations

Introduction

Our operational results during 2006 reflect the positive impact of our 2005 acquisitions. During 2005 we made two acquisitions which resulted in the addition of six and eight emissions testing stations in Texas and Utah, respectively. Therefore, our revenues and operating expenses increased significantly in 2006 compared to 2005.

Year ended December 31, 2006 compared to the year ended December 31, 2005

Our revenue, cost of emission certificates (our cost of goods sold), store operating expenses, general and administrative expenses, and loss from operations for the twelve month period ended December 31, 2006 as compared to the comparable period ended December 31, 2005 were as follows:

	Year Ended December 31,		Percentage Change
	2006	2005
Revenue	$9,480,097	$6,952,200	36%
Cost of emission certificates	2,401,461	2,050,283	17%
Store operating expenses	5,788,657	4,014,912	44%
General & administrative expenses	1,601,505	2,439,121	(34%)
Goodwill impairment expense	1,071,007	97,000	1004%
Warrant settlement expense	—	1,660,538	N/A
Loss from operations	(1,382,533)	(3,309,654)	(58%)

Revenue. For the year ended December 31, 2006, revenue increased $2,527,897 or 36% to $9,480,097 compared to $6,952,200 in the prior year. The increase was primarily due to an increase of $2,822,829 in revenue from operating the fourteen additional stores acquired in Texas and Utah after June 30, 2005 for a full twelve months and an increase in existing same store sales in Georgia of $194,911, or 6% from 2005. We experienced a decrease in revenue of $203,692 from unprofitable stores closed in 2005 and a decrease in same store sales of $302,127, or 20% at six stores acquired in December 2004 from State Inspections of Texas.

Cost of emission certificates. Cost of emission certificates increased $351,178 or 17% to $2,401,461 in the year ended December 31, 2006 and was $2,401,461, or 25% of revenues, compared to $2,050,283 or 29% of revenues, during 2005. The increase was primarily due to an increase of $482,205 in cost of emission certificates from operating the fourteen additional stores acquired in Texas and Utah after June 30, 2005 for a full twelve months and an increase in existing same store certificate costs in Georgia of $34,855, or 4% from 2005. We experienced a decrease in the cost of certificates of $69,707 from unprofitable stores closed in 2005 and a decrease in same store certificate costs of $100,735, or 20% at six stores acquired in December 2004 from State Inspections of Texas.

Store operating expenses. Our store operating expenses increased $1,773,745 or 44% to $5,788,657 and was 61% of revenues, compared to $4,014,912 or 58% of revenues during 2005. The increase was primarily due to an increase of $1,443,623 in store operating expense from operating the fourteen additional stores acquired in Texas and Utah after June 30, 2005 for a full twelve months, an increase in existing same store operating expenses in Georgia of $357,561, or 22% from 2005, an increase in existing same store operating expenses at six stores acquired in December 2004 from State Inspections of Texas in the amount $124,579, or 13%, offset by a net decrease of $237,254 from the closure and opening of stores from 2005 to 2006.

General and administrative expenses. For the year ended December 31, 2006, Our general and administrative expenses decreased $837,616 or 34% to $1,601,505 from $2,439,121 in 2005. The decrease in general and administrative expenses was primarily due to a reduction of $440,606 related to expenses associated with efforts to raise capital for future acquisition incurred in 2005 but not in 2006, a decrease in professional fees including legal and accounting of $402,411, a decrease in consulting and shareholders expense of $170,563, a decrease in payroll and payroll taxes of $24,151, offset by an increase of $237,501 in stock compensation expenses and an increase in rent expense of $22,821 as a result of moving our corporate office in 2006.

Goodwill impairment expense. We determined that goodwill recorded from the acquisition of the assets of State Inspections of Texas, Inc. was impaired as of December 31, 2006 and 2005. The fair value of goodwill was determined using discounted cash flow techniques. The amount of the goodwill and related purchased assets impairment in 2006 and 2005 has been calculated at $1,071,007 and $97,000, and is recorded in the accompanying consolidated statements of operations for the years ended December 31, 2006 and 2005.

Warrant settlement expense. For the year ended December 31, 2005, we recognized a one-time expense in the amount of $1,660,538 related to warrants issued as part of a settlement agreement with our two largest shareholders (See Note 9 in the accompanying Notes to the December 31, 2006 Financial Statements).

(Gain)/loss from disposal of non-strategic assets, interest expense, net loss and earnings per share. Our interest expense, net loss and earnings per share for the year ended December 31, 2006 as compared to the year ended December 31, 2005 were as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percentage Change
(Gain) loss from disposal of non-strategic assets	(61,449)	$14,046	537%
Interest Expense	11,122	227,015	(95%)
Net Loss	(1,332,206)	(3,550,715)	(62%)
Preferred stock dividends on Series A convertible preferred stock	0	137,923	N/A
Net loss attributable to common shareholders	$(1,332,206)	$(3,688,638)	(64%)
Basic and Diluted Loss per Share	$(0.46)	$(1.43)	(70%)

Our interest expense decreased $215,893, or 95% to $11,122 compared to $227,015 for 2005. The decrease was primarily due to the conversion of debt to equity and repayments on debt. Total long term debt, including the current portion, as of December 31, 2006 was $101,747.

During 2006, we had a net loss of $1,332,206 or ($0.46) per weighted-average share. During 2005, we reported a net loss of $3,688,638 or ($1.43) per weighted-average share. Our net loss in 2006 was favorably impacted in 2006 by the 2005 acquisitions of the 14 stores in Texas and Utah.

Liquidity and Capital Resources

Introduction

We achieved a milestone in 2006 by generating positive operating cash flows for the twelve months ended December 31, 2006. Net cash provided by operating activities in 2006 was $323,819 as compared to net cash used in operating activities of $(714,157) in 2005. With the 2005 acquisitions described above, and as we continue to implement our growth strategy, we anticipate an increase in our operating cash flow, but with the increased costs of expanding our operations, we may not achieve positive operating cash flow during 2007.

Both of our acquisitions during the twelve months ended December 31, 2005, were funded from the private placement of $6,420,000 of our Series B Convertible Preferred Stock and warrants to Barron Partners, LP.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2006 as compared to December 31, 2005 were:

	As of December 31, 2006	As of December 31, 2005	Change
Cash	$320,231	$250,227	$70,004
Total current assets	545,161	390,510	154,651
Total assets	8,934,988	9,993,897	(1,058,909)
Total current liabilities	969,874	1,207,747	(237,873)
Total liabilities	1,089,801	1,207,747	(117,946)
Total stockholders’ equity	$7,845,186	$8,786,150	$(940,963)

Cash Requirements

For the year ended December 31, 2006 our net cash provided by operating activities was $323,819, as compared to net cash used in operating activities of ($714,157) for the year ended December 31, 2005. Positive operating cash flows during 2006 were primarily created by a loss from operations of $1,332,206 a net decrease in accounts payable and accrued liabilities of $10,234, partially offset by; a goodwill impairment charge of $1,071,007, stock issued for services valued at $68,500, share based compensation expenses of $217,079 and depreciation and amortization of $394,463.

Negative operating cash flows during 2005 were primarily created by a loss from operations of $3,550,715, partially offset by: a net increase of $251,626 in accrued interest expense, accounts payable and accrued liabilities, stock issued for services valued at $381,858, goodwill impairment charge of $97,000 and depreciation and amortization of $429,171.

Inflation has not had an abnormal or unanticipated effect on our operations. Our cost of emissions certificates does not fluctuate from year to year as the fee we pay to the state or local government agency remains constant over the state’s contract period with the administrator, which is usually five to seven years.

Sources and Uses of Cash

Net cash used in investing activities was $281,489 and $5,413,846, respectively, for the years ended December 31, 2006 and 2005. The investing activities during 2006 and 2005 involved primarily $100,000 and $5,314,273 used in the acquisition of businesses and capital expenditures of $196,343 and $133,573, respectively.

Net cash provided by financing activities was $27,674 and $6,361,799, respectively, for the years ended December 31, 2006 and 2005. Net cash provided during 2006 resulted primarily from a $60,000 bank line of credit, offset by payments on capitalized leases of $32,326.

Net cash provided during 2005 resulted primarily from the $5,906,400 in proceeds from the sale of convertible preferred stock, which is net of $513,600 associated financing costs, proceeds of $350,000 from the issuance of promissory notes to related parties and an increase of $195,000 resulting from a private placement of the Company’s common stock and warrants and net proceeds of $126,000 resulting from the issuance of convertible debentures.

We are not generating sufficient cash flow from operations to fund material growth as we continue to acquire and open new emission testing and safety inspection stations. If we can successfully complete one or more acquisitions of profitable businesses, then we anticipate that we can operate consistently at a profitable level. Until such time, however, and in order to complete the acquisitions, we will need to raise additional capital through the sale of our equity securities and or through debt financing. If we are unsuccessful in raising the required capital, we may have to delay the growth of our operations until such capital is available.

On October 14, 2005, as part of the Settlement Agreement, GCFC converted all amounts due and owing under the Speedemissions, Inc. Secured Promissory Note dated December 30, 2004, in the principal amount of $1,285,000 plus accrued interest of $124,288.25 into (i) 1,409 shares of Series A Convertible Preferred Stock with rights and preferences outlined in the Amended Certificate of Designation of our Series A Convertible Preferred Stock and (ii) a warrant to purchase 2,400,000 shares of our common stock at an exercise price of $1.20 per share for a period of five years from the date of grant.

On October 14, 2005, as part of the Settlement Agreement, GCA converted all amounts due and owing, including accrued interest, under the $350,000 principal amount promissory note dated January 26, 2005, the $300,000 principal amount promissory note dated August 2, 2001, and the $110,000 principal amount promissory note dated August 7, 2004 and $302,847 in cumulative dividends due and owing under the existing 2,500 shares of the Company’s Series A Convertible Preferred Stock into (i) 1,224 shares of Series A Convertible Preferred Stock, (ii) a warrant to purchase 1,600,000 shares of our common stock with an exercise price of $1.20 per share of common stock for a period of five years from the date of grant, and (iii) an amended warrant agreement dated January 26, 2005 to purchase 250,000 shares of common stock reducing the exercise price from $2.40 to $1.20 per share.

On August 24, 2005, we filed a registration statement on Form SB-2 (the “2005 Registration Statement”) registering approximately 84,829 shares of our common stock for sale by existing shareholders and approximately 27,702,433 shares of our common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred stock. On October 7, 2005, we filed an amendment to the 2005 Registration Statement on Form SB-2/A. We filed two post-effective amendments to the 2005 Registration Statement: one on December 5, 2005 and one on May 1, 2006. Upon the filing of this registration statement with the Securities and Exchange Commission, we will withdraw the 2005 Registration Statement.

On June 25, 2005, we converted seven identical unsecured promissory notes totaling $315,000 held by Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri, plus accrued interest into 11,242 shares of our common stock.

On September 13, 2004, we filed a registration statement on Form SB-2 (the “2004 Registration Statement”) registering approximately 579,348 shares of our common stock for sale by existing shareholders and approximately 768,008 shares of our common stock for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred stock. We filed an amendment to the 2004 Registration Statement on Form SB-2/A on September 27, 2004. We filed two post-effective amendments to the 2004 Registration Statement: one on September 30, 2005 and one on December 5, 2005. Upon the filing of this registration statement with the Securities and Exchange Commission, we will withdraw the 2004 Registration Statement.

On June 16, 2004, the combined principal amount of $315,000 and accrued interest amount of approximately $9,000 outstanding under a series of our promissory notes were converted into 924,996 shares of our common stock at an exchange rate of $0.35 per common share.

On January 18, 2004, the combined principal amount of $225,000 and accrued interest amount of approximately $55,000 outstanding under one of our promissory notes were converted into 1,100,000 shares of our common stock at an exchange rate of $0.25 per common share.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its Board of Directors, the Company has identified accounting policies related to valuation of its common stock and for assessing whether any value should be assigned to a warrant that it believes are key to an understanding of its financial statements. Additionally, the Company has identified accounting policies related to the valuation of goodwill, created as the result of business acquisitions, as a key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

DESCRIPTION OF PROPERTY

Corporate Office

We rent our general corporate offices located at 1015 Tyrone Road, Suite 220, Tyrone, Georgia, which consists of 4,166 square feet of office space, with a term that expires on April 30, 2009, with a 2-year renewal option.

Testing Facilities

We lease the land and buildings we use in connection with our existing emissions testing facilities. The following table shows the store locations for our 35 stores as of September 30, 2007:

Location	Number of Stores
Georgia	14
Texas	13
Utah	8

(1)	We expect to open two additional testing facilities in Houston, Texas, eight in Dallas, Texas, and four in St. Louis, Missouri by March 8, 2008.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

The Company did not enter into any material related party transactions during the twelve months ended December 31, 2006.

Director Independence

The Company has determined that Bradley A. Thompson, Michael E. Guirlinger, Dr. Ernest Childs and John Bradley are independent directors. Because of his employment with the Company, the Company has determined that Richard A. Parlontieri is not an independent director. The Company evaluated director independence under NASDAQ Rule 4200(a)(15).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “SPMI”. Prior to January 20, 2006, our common stock was traded on the OTC Bulletin Board under the symbol SPEM. Although our common stock is quoted on the OTC Bulletin Board, there has been limited trading, at widely varying prices, and trading to date has not created an active market for our common stock. Thus, the prices at which trades occurred may not be representative of the actual value of our common stock. On a number of days during this period, there were no trades at all in our common stock.

The following table sets forth, for the periods indicated, the high and low bids of our common stock (adjusted to reflect a 1-for-10 reverse stock split on January 20, 2006). The following quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal year ended December 31, 2005:
First Quarter	$4.90	$2.40
Second Quarter	$3.10	$1.50
Third Quarter	$2.90	$0.70
Fourth Quarter	$1.50	$0.70

Fiscal year ended December 31, 2006:
First Quarter	$1.40	$0.90
Second Quarter	$1.00	$0.42
Third Quarter	$0.80	$0.42
Fourth Quarter	$0.77	$0.27

Fiscal year ended December 31, 2007:
First Quarter	$0.39	$0.25
Second Quarter	$0.35	$0.18
Third Quarter	$0.50	$0.17

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Holders

As of December 31, 2006 and September 30, 2007, there were 2,963,528 and 5,162,108 shares of our common stock issued and outstanding, respectively, held by approximately 100 shareholders of record. As of December 31, 2006 and September 30, 2007, there were 5,133 shares of Series A Convertible Preferred Stock issued and outstanding and held of record by two shareholders. As of December 31, 2006 and September 30, 2007, there were 2,481,482 shares of our Series B Convertible Preferred Stock issued and outstanding held of record by one shareholder.

Dividends

We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors.

We previously were obligated to pay cumulative dividends at an annual rate of 7% on the outstanding Series A Convertible Preferred Stock. At our option, we could have paid these dividends in cash or in additional shares of our common stock. On October 14, 2005, the holders of Series A Convertible Preferred Stock consented to the termination of dividend accruals on the Series A Convertible Preferred Stock. Pursuant to the GCA Exchange Agreement, GCA exchanged the $302,847 in cumulative dividends due and owing under 2,500 shares of Series A Convertible Preferred Stock through October 14, 2005 for additional shares of Series A Convertible Preferred Stock and common stock purchase warrants.

We do not pay dividends on our Series B Convertible Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

We have adopted three stock option plans. On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 60,000 shares to 100,000 shares. As of September 30, 2007, we have issued and outstanding options to acquire 79,525 shares of our common stock under the plan at prices ranging from $2.00 to $5.15 per share, and we have issued 5,000 shares of common stock under the plan.

At our 2005 annual meeting, the shareholders approved the 2005 Omnibus Stock Grant and Option Plan (the “2005 Plan”), effective September 1, 2005. We may issue options for up to 250,000 shares of our common stock. For purposes of the 2005 Plan, each year of the plan commences on September 1. On September 1 of each new plan year, the number of shares in the 2005 Plan is automatically adjusted to an amount equal to 10% of outstanding shares of common stock on August 31 of the immediately preceding plan year. On August 31, 2007 there were 3,034,958 common shares outstanding. As a result, on September 1, 2007, the number of shares in the 2005 Plan were adjusted by 14,286 to 303,496 options. As of September 30, 2007, under the 2005 Plan we have 229,000 options issued and outstanding at an exercise price of $1.00 per share.

At our 2006 annual meeting, the shareholders approved and adopted the 2006 Stock Grant and Option Plan (the “2006 Plan”), effective September 18, 2006. We may issue options for up to 2,000,000 shares of our common stock. As of September 30, 2007, under the 2006 Plan we have issued 1,947,200 options at an exercise price of $0.58 per share.

As of September 30, 2007 the aggregate information with respect to our equity compensation plans is as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,255,725	(1)	$0.70	142,771
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	2,255,725		$0.70	142,771

(1)	Includes the automatic adjustment on September 1, 2006 and 2007 to the number of shares available for issuance under the 2005 Plan to an amount equal to 10% of the outstanding shares of common stock on August 31 of the immediately preceding plan year.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2006 and 2005. In addition, the table shows compensation for our current executive officers. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (#)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Richard A. Parlontieri, President, Chairman and CEO(1)	2006 2005	188,962 180,000	0 0	0 0	169,830 42,900	0 0	0 0	7,700 7,200		359,292 230,100

Michael S. Shanahan, CFO	2006 2005	110,000 31,731	0 0	0 0	31,596 5,448	0 0	0 0	0 0		141,596 37,179

Larry C. Cobb (3)	2006 2005	0 0	0 0	0 0	0 0	0 0	0 0	23,599 128,476	(4)	23,599 128,476

(1)	Management and directors of Speedemissions receive additional compensation, whether cash, stock or otherwise, in their capacity as directors. Therefore, compensation amounts disclosed for Mr. Parlontieri, who serves also as a director, reflects compensation received by him in his capacity both as an executive officer and as a director. Mr. Parlontieri received $11,849 or 75,000 shares in option awards and $500 in other compensation for his role as director in 2006.
(2)	Amount represents the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). Information regarding the assumptions made in the valuation reported and material terms of each grant are incorporated herein by reference from “Note 7 Equity Transactions” in Speedemissions’ Consolidated Financial Statements for the Year Ended December 31, 2006.
(3)	Larry C. Cobb was engaged to consult as our Chief Financial Officer on April 15, 2005. Mr. Cobb’s engagement with the Company ended in April 2006.
(4)	Mr. Cobb was not paid a salary but did receive other cash compensation for his services as a consultant in the amount listed in the above table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Parlontieri, President, Chairman and Chief Executive Officer	41,000 3,000 100,000 358,333	0 0 50,000 716,667	0 0 0 0	2.50 2.50 1.00 0.58	12/18/13 3/10/15 12/14/15 9/30/16	0	0	0	0

Michael Shanahan, Chief Financial Officer	13,333 66,667	6,667 133,333	0 0	1.00 0.58	12/14/15 9/30/16	0	0	0	0

(1)	Information regarding the equity awards are incorporated herein by reference from “Note 7 Equity Transactions” in Speedemissions’ Consolidated Financial Statements for the Year Ended December 31, 2006.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Bradley A. Thompson (3)	500	0	11,849	0	0	0	12,349
Ernest A. Childs	500	0	11,849	0	0	0	12,349
John Bradley	500	0	11,849	0	0	0	12,349
Michael E. Guirlinger	500	0	11,849	0	0	0	12,349

(1)	Excludes Richard A. Parlontieri, whose compensation as director is included in the Summary Compensation Table.
(2)	Amount represents the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). Information regarding the assumptions made in the valuation reported and material terms of each grant are incorporated herein by reference from “Note 7 Equity Transactions” in Speedemissions’ Consolidated Financial Statements for the Year Ended December 31, 2006.
(3)	Mr. Thompson had 88,500 stock options outstanding at exercise prices ranging from $0.58 to $2.50 as of December 31, 2006.
(4)	Dr. Childs had 82,500 stock options outstanding at exercise prices ranging from $0.58 to $2.00 as of December 31, 2006.
(5)	Mr. Bradley had 75,000 stock options outstanding at an exercise price of $0.58 as of December 31, 2006.
(6)	Mr. Guirlinger had 75,000 stock options outstanding at an exercise price of $0.58 as of December 31, 2006.

Compensation of Directors

Our Directors receive $250 for each regularly scheduled board meeting that they attend, as well as reimbursement for their travel expenses. Pursuant to the SKTF, Inc. 2001 Stock Option Plan, in March 2005 we issued to each of Bradley Thompson and Bahram Yusefzadeh, a former director, options to acquire 7,500 shares of our common stock at an exercise price of $2.50 per share, exercisable for a period of ten years. On June 29, 2005 and August 26, 2005, we issued options to acquire 2,500 shares of our common stock under our 2001 Stock Option Plan to Erik Sander, a former director, and Ernest A. Childs, respectively. The options vested immediately and are exercisable at $2.00 per share for a period of ten years. In December 2005, we issued options to acquire 5,000 shares of our common stock under our 2005 Plan to each of our directors serving at that time, Erik Sander (who resigned from our board in June 2006), Ernest A. Childs, Bahram Yusefzadeh (who resigned from our board in June 2006), and Bradley A. Thompson. One-third of the options vested immediately upon issue and an additional one-third vest on each of the anniversary dates of the grant in 2006 and 2007 and are exercisable at $1.00 per share for a period of ten years. On October 1, 2006, Ernest A. Childs, Bradley A. Thompson, Michael E. Guirlinger and John Bradley each received 75,000 options under the 2006 Stock Grant and Option Plan. One-third of the options vested immediately upon issue and an additional one-third will vest on each of the anniversary dates of the grant in 2007 and 2008 and are exercisable at $0.58 per share for a period of ten years.

Employment Agreements and Compensation of Officers

Effective September 15, 2003, we entered into a three-year employment agreement with Richard A. Parlontieri, our President and Chief Executive Officer. This employment agreement was amended on December 19, 2003. Under the terms of the agreement, Mr. Parlontieri received a salary of $180,000 per year, plus an automobile and expense allowance, and is eligible for an annual bonus as set forth in the agreement. In January 2006, the Compensation Committee approved a three-year extension and a salary increase to $190,000 pursuant to the salary adjustment term of the employment agreement. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination. If Mr. Parlontieri’s employment terminates due to a change of control of our company, Mr. Parlontieri is entitled to receive his base salary multiplied by three.

On February 22, 2005, the Compensation Committee of our Board of Directors issued to Mr. Parlontieri warrants to acquire 25,000 shares of our common stock at $2.50 per share, the fair market value of our common stock based on the closing bid price on the date of grant.

In March 2005, Mr. Parlontieri was granted options to purchase up to 3,000 shares of our common stock at an exercise price of $2.50 per share for a period of ten years. In December 2005, Mr. Parlontieri was granted options to purchase up to 150,000 shares of our common stock, at $1.00 per share for a period of ten years.

On February 22, 2005, and again on April 11, 2005, we issued 25,000 shares of our common stock to Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri, for services rendered.

Option-based Compensation Plans

We have adopted three stock option plans. On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 60,000 shares to 100,000 shares. As of September 30, 2007, we have issued and outstanding options to acquire 79,525 shares of our common stock under the plan at prices ranging from $2.00 to $5.15 per share, and we have issued 5,000 shares of common stock under the plan. In March 2005, Mr. Parlontieri was granted options under the 2001 Stock Option Plan to purchase up to 3,000 shares of our common stock at an exercise price of $2.50 per share for a period of ten years. In December 2005, Mr. Parlontieri was granted options under the 2005 Plan to purchase up to 150,000 shares of our common stock, at $1.00 per share for a period of ten years.

At our annual 2005 meeting, the shareholders approved the 2005 Omnibus Stock Grant and Option Plan (the “2005 Plan”), effective September 1, 2005. We may issue options for up to 2,500,000 shares of our common stock. For purposes of the 2005 Plan, each year of the plan commences on September 1. On September 1 of each new plan year, the number of shares in the 2005 Plan is automatically adjusted to an amount equal to 10% of outstanding shares of common stock on August 31 of the immediately preceding plan year. As of September 30, 2007, under the 2005 Plan we have issued and outstanding options of 229,000 shares of common stock at an exercise price of $1.00 per share. We filed a Form S-8 with the Securities and Exchange Commission on December 8, 2005 registering the 2,500,000 shares of our common stock available under the 2005 Plan.

At our 2006 annual meeting, the shareholders approved and adopted the 2006 Stock Grant and Option Plan effective September 18, 2006. We may issue options for up to 2,000,000 shares of our common stock. As of September 30, 2007, under the 2006 Stock Grant and Option Plan, we have issued and outstanding options of 1,979,600 shares of common stock at an exercise price of $0.58 per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our independent accountants on accounting and financial disclosure during the fiscal year ended December 31, 2006.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Speedemissions, Inc. by Burr & Forman LLP, Birmingham, Alabama.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Accordingly, we file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may inspect or copy these materials at the SEC Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC Public Reference Room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov and by a link provided on our website at http://www.speedemissions.com.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may obtain a copy of the registration statement through the public reference facilities of the SEC described above. You may also access a copy of the registration statement by means of the SEC’s website at http://www.sec.gov.

EXPERTS

The financial statements of Speedemissions, Inc. as of December 31, 2006 and 2005 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Tauber & Balser, P.C., independent auditors, given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Speedemissions, Inc.

We have audited the accompanying consolidated balance sheets of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedemissions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations, past history of operating cash flow deficiencies and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 7 to the financial statements, the Company changed its method of accounting for its employee stock option plans.

/s/ Tauber & Balser, P. C.

Atlanta, Georgia

March 27, 2007

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

as of December 31,

	2006	2005
Assets
Current assets:
Cash	$320,231	$250,227
Other current assets	224,930	140,283

Total current assets	545,161	390,510

Property and equipment, at cost less accumulated depreciation and amortization	1,229,329	1,455,015
Goodwill	7,100,572	8,107,171
Other assets	59,926	41,201

Total assets	$8,934,988	$9,993,897

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$318,297	$554,408
Accrued liabilities	532,984	578,290
Debt payable	111,747	51,747
Current portion of capitalized lease obligations	12,925	23,302

Total current liabilities	975,953	1,207,747

Other liabilities	113,848	—

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 and 5,133 shares issued and outstanding in 2006 and 2005, respectively liquidation preference: $10,976,000	5	5
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 and 2,500,000 shares issued and outstanding in 2006 and 2005, respectively liquidation preference: $5,906,000	2,481	2,500
Common stock, $.001 par value, 250,000,000 shares authorized, 2,963,528 and 2,683,581 shares issued and outstanding in 2006 and 2005, respectively	2,964	2,684
Additional paid-in capital	19,622,834	19,237,516
Deferred compensation	(17,437)	(23,101)
Accumulated deficit	(11,765,660)	(10,433,454)

Total shareholders’ equity	7,845,187	8,786,150

Total liabilities and shareholders’ equity	$8,934,988	$9,993,897

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations for the Years Ended December 31,

	2006	2005
Revenue	$9,480,097	$6,952,200

Costs and expenses:
Cost of emission certificates	2,401,461	2,050,283
Store operating expenses	5,788,657	4,014,912
General and administrative expenses	1,601,505	2,439,121
Goodwill and related asset impairment expense	1,071,007	97,000
Warrant settlement expense	—	1,660,538

Loss from operations	(1,382,533)	(3,309,654)
(Gain) loss from disposal of non-strategic assets	(61,449)	14,046
Interest expense	11,122	227,015

Net loss	(1,332,206)	(3,550,715)
Less preferred dividends	—	137,923

Net loss attributable to common shareholders	$(1,332,206)	$(3,688,638)

Basic and diluted net loss per share	$(0.46)	$(1.43)

Weighted average common shares outstanding, basic and diluted	2,880,216	2,575,407

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Deficiency)

For the Years Ended December 31, 2006 and 2005

	Preferred Stock - Series A		Preferred Stock - Series B		Common Stock		Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2005	2,500	$3	—	$—	2,454,159	$2,454	$8,453,224	$(66,139)	$(6,882,739)	$1,506,803
Common stock issued for services					116,442	117	285,411	71,330		356,858
Conversion of notes payable	2,330	2			94,681	95	2,523,194			2,523,291
Compensation due to stock option grant							(19,949)			(19,949)
Compensation due to stock warrants issued							28,292	(28,292)		—
Preferred stock issued for cash, net of expenses			2,500,000	2,500			5,903,900			5,906,400
Preferred stock dividend							(137,923)			(137,923)
Preferred stock issued for accrued dividends	303						302,847			302,847
Settlement expense on warrants							1,660,538			1,660,538
Common stock warrants issued for cash							195,000			195,000
Common stock issued for business acquisition					18,298	18	42,982			43,000
Net loss	—	—	—	—	—	—	—	—	(3,550,715)	(3,550,715)

Balance at December 31, 2005	5,133	5	2,500,000	2,500	2,683,581	2,684	19,237,516	(23,101)	(10,433,454)	8,786,150
Common stock issued for services	—	—	—	—	68,517	68	68,432	—	—	68,500
Conversion of Series B Preferred Stock	—	—	(18,518)	(19)	140,000	140	(121)	—	—	—
Compensation due to stock option grant	—	—	—	—	—	—	156,927	—	—	156,927
Compensation due to stock warrants issued	—	—	—	—	—	—	60,152	5,664	—	65,816
Common stock issued for business acquisition	—	—	—	—	71,430	72	99,928	—	—	100,000
Net loss	—	—	—	—	—	—	—	—	(1,332,206)	(1,332,206)

Balance at December 31, 2006	5,133	$5	2,481,482	$2,481	2,963,528	$2,964	$19,622,834	$(17,437)	$(11,765,660)	$7,845,187

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2006 and 2005

	2006	2005
Operating activities:
Net loss	$(1,332,206)	$(3,550,715)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	394,463	429,171
Goodwill and related assets impairment expense	1,071,007	97,000
(Gain) loss on sale of non-strategic assets	(61,449)	14,046
Warrant settlement expense	—	1,660,538
Share based compensation expenses	217,079	(19,949)
Stock issued for services	68,500	381,858
Changes in operating assets and liabilities, net of acquisitions:
Other current assets	(25,084)	(23,447)
Other assets	(18,725)	45,715
Accounts payable and accrued liabilities	10,234	251,626

Net cash provided by (used in) operating activities	323,819	(714,157)

Cash flows from investing activities:
Acquisition of businesses	(100,000)	(5,293,826)
Proceeds from asset sales	14,854	34,000
Capital expenditures, less equipment purchased through capital leases	(196,343)	(133,573)
Cash acquired in acquisitions		(20,447)

Net cash used in investing activities	(281,489)	(5,413,846)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock to related party, net of expenses	—	5,906,400
Proceeds from issuance of common stock and warrants	—	195,000
Proceeds from promissory note payable to related party	—	350,000
Payments on promissory notes	—	(165,000)
Proceeds from bank loan	60,000	—
Proceeds from convertible debenture, net of expenses	—	126,000
Payments on capitalized leases	(32,326)	(50,601)

Net cash provided by financing activities	27,674	6,361,799

Net increase in cash	70,004	233,796
Cash at beginning of year	250,227	16,431

Cash at end of year	$320,231	$250,227

Supplemental Information:
Cash paid during the year for interest	$5,949	$31,222
Equity securities issued in connection with the acquisition of Mr. Sticker, Inc.	$—	$43,000
Equity securities issued in connection with the acquisition of Just Inc	$100,000	$—
Equity securities issued in payment of notes payable	$—	$2,523,291
Equity securities issued in payment of preferred stock dividends	$—	$302,847

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1:	Organization and Summary of Significant Accounting Policies

Emissions Testing, Inc. was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. Effective as of March 19, 2002, Emissions Testing, Inc. and Speedemissions, LLC merged and changed its name to Speedemissions, Inc. Effective as of June 16, 2003, Speedemissions, Inc. (“Speedemissions” or the “Company”) entered into an acquisition agreement with SKTF Enterprises, Inc. (“SKTF”). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for approximately 900,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF, a Florida corporation.

SKTF was a development stage company that had not begun operations and had no revenues and a minimal amount of assets and liabilities. For accounting purposes, Speedemissions was viewed as the acquiring entity and accounted for the transaction as a reverse acquisition. Accounting and reporting guidance indicates that the merger of a private operating company into a non-operating public shell corporation with nominal net assets is in substance a capital transaction rather than a business combination. That is, the transaction is equivalent to the private company issuing common stock for the net monetary assets of the shell corporation, accompanied by a recapitalization.

The accumulated deficit of Speedemissions was carried forward subsequent to the acquisition. Results of operations subsequent to the date of acquisition reflect the consolidated results of operations of Speedemissions and SKTF. Operations for periods prior to the acquisition reflect those of Speedemissions. Assets and liabilities of Speedemissions and SKTF have been consolidated at their historical cost carrying amounts at the date of acquisition.

Effective on September 5, 2003, SKTF Enterprises, Inc. changed its name to Speedemissions, Inc. For ease of reference, these notes and the accompanying consolidated financial statements continue to refer to “SKTF” and “Speedemissions” in the context of their legal names prior to the September 5, 2003 name change.

On June 30, 2005, the Company purchased all of the outstanding common stock of Mr. Sticker, Inc., (“MS”) a Houston, Texas, company that operated six (6) emissions testing stations in the Houston, Texas area. The purchase price was $3,100,000 in cash plus 18,300 shares of the Company’s common stock valued at $43,000. From the date of acquisition forward, Mr. Sticker’s financial results have been consolidated, as a wholly owned subsidiary.

On September 8, 2005, the Company purchased all of the outstanding common stock of Just, Inc., (“JI”) a Salt Lake City, Utah company that operated eight (8) emissions testing stations in the Salt Lake City, Utah area. The purchase price was $2,300,000 in cash plus 142,858 shares of the Company’s common stock, valued at $200,000, which was included in accrued liabilities as the shares were not issued as of December 31, 2005. The Company issued 71,429 shares in September 2006 reducing the accrued liability to the owners of Just, Inc. as of December 31, 2006 to $100,000 or 71,429 shares, which the Company will issue in 2007. From the date of acquisition forward, JI’s financial results have been consolidated, as a wholly owned subsidiary.

On January 20, 2006, the Company effected a 1 for 10 reverse stock split of its common stock. All references in the accompanying consolidated financial statements and notes to the consolidated financial statements to the number of shares of common stock and common share equivalents and loss per share have been retroactively restated to reflect the reverse stock split. As a result of the reverse stock split, the Company’s ticker symbol changed from “SPEM” to “SPMI” on the OTC Bulletin Board.

Consolidation

The accompanying consolidated financial statements include the accounts of Speedemissions, MS, JI and SKTF as discussed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing, and operating vehicle emissions testing and safety inspection stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emissions testing as a method of improving air quality.

As of December 31, 2006, the Company operated thirty-four (34) emissions testing stations and four (4) mobile units in greater metropolitan areas of Atlanta, Georgia; Houston, Texas; and Salt Lake City, Utah, with three under construction in the Houston, Texas area. The Company does business under the trade names Speedemissions, Mr. Sticker and Sticker Stop (Texas) and Just Inc. (Utah). At its emissions testing stations, the Company uses computerized emissions testing equipment and safety inspection equipment that tests vehicles for compliance with emissions and safety standards. In the emissions testing and safety inspection industry, such stations are known as decentralized facilities. The Company utilizes “basic” testing systems that test a motor vehicle’s emissions while in neutral and “enhanced” testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in these financial statements relate to useful lives of certain assets and the valuation of long-term assets such as goodwill. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. The cost of emissions certificates is shown separately in the accompanying consolidated statements of operations

The Company normally requires that the customer’s payment be made with cash, check, or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia, Texas, and Utah laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. The costs of such retests are not material. Accordingly, no allowance for retest is recorded by the Company.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives, as follows: building, fifteen years; emission testing equipment, five to seven years; and furniture, fixtures and office equipment, three to five years, and vehicles three years.

Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease terms, including renewal periods expected to be exercised, or the estimated useful lives of the improvements.

Impairment of Long-Lived Assets

Property and Equipment

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, property and equipment relating to the equipment recorded from the acquisition of the assets of State Inspections of Texas, Inc. was impaired as of December 31, 2006. The Company reduced the equipment purchased by its net book value of $64,408. The Company recorded this charge in 2006 as part of its goodwill and related equipment impairment charge in the accompanying consolidated statements of operations for the years ended December 31, 2006.

Goodwill

The Company has adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), which prescribes the accounting for all purchased goodwill. In accordance with SFAS 142, goodwill is not amortized but tested for impairment annually and also whenever an impairment indicator arises.

In the opinion of management, goodwill was impaired as of December 31, 2006 and 2005 relating to the goodwill recorded from the acquisition of the assets of State Inspections of Texas, Inc. The fair value of goodwill was determined using discounted cash flow techniques. The Company wrote off the remaining recorded value of the goodwill and related purchased assets of State Inspections of Texas, Inc. and recorded an impairment charge of $1,071,007 and $97,000 in the accompanying consolidated statements of operations for the years ended December 31, 2006 and 2005.

Income Taxes

Deferred income taxes are recognized for the effect of temporary differences between financial reporting and tax filing in accordance with the requirements of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income and net operating losses in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $21,972 in 2006 and $22,206 in 2005.

General and Administrative

General and administrative expenses consist of payroll and related expenses for employees involved in general corporate functions, including accounting and human relations, among others; costs associated with use by these functions of facilities and equipment, such as depreciation expense and rent; professional fees; and other general corporate costs.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities, and other short-term liabilities, approximate fair value because of the short-term nature of these accounts.

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be anti-dilutive and are excluded from the computation of diluted loss per share. Excluded from the computation of diluted loss per share were options to purchase 2,290,625 shares and 318,475 shares of common stock for 2006 and 2005, respectively as the effect would be anti-dilutive. Warrants to purchase 17,690,437 shares and 17,510,437 shares of common stock for 2006 and 2005, respectively were also excluded from the computation of diluted loss per share as the effect would be anti-dilutive. In addition, convertible preferred stock of 23,037,498 for 2006 and 2005 were excluded from the computation of diluted loss per share as the effect would be anti-dilutive.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, financial statement amounts for the prior periods presented in this Form 10-KSB have not been restated to reflect the fair value method of expensing share-based compensation. See Note 7 for additional disclosures.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will be effective beginning in the first quarter of 2007. We are presently evaluating whether the adoption of this interpretation will have a material impact on our consolidated financial statements.

Note 2:	Going Concern

The Company has historically incurred losses and has not yet generated a profit and its limited capital resources, raised substantial doubt about the Company’s ability to continue as a going concern. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash flow from operations to meet current and future obligations. The Company is actively seeking new sources of financing to expand its revenue opportunities, however there is no guarantee that the Company will be successful in obtaining the financing required to fund its capital needs.

The Company has taken certain steps to maintain its operating and financial requirements in an effort to enable it to continue as a going concern until such time that revenues are sufficient to cover expenses, including expanding its revenue opportunities through the acquisitions of Mr. Sticker and Just Inc. in 2005, incorporating revisions to its processes and costs by seeking reduced operating costs through service agreements, redistributing labor to reduce overtime costs, and improving the appearance of its stores and personnel. As a result of these actions, the Company operated at a profit in each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. However, the profits generated in these quarters were not enough to cover losses incurred as a result of additional operating expenses from new stores that the Company opened or was in the process of opening during the fourth quarter of 2006 and the stock compensation expense as required by SFAS 123R for the issuance of stock options during the fourth quarter, and an impairment charge recorded against goodwill and related assets.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it anticipates that it will achieve profitable operations and generate positive cash flows in the future. However, the ultimate timing and ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3:	Property and Equipment

Property and equipment at December 31, 2006 and 2005 was as follows:

	2006	2005
Land	$240,000	$240,000
Building	10,000	10,000
Emission testing equipment	1,194,527	1,364,099
Furniture, fixtures and office equipment	72,364	41,699
Vehicles	23,775	25,404
Leasehold improvements	644,930	516,561

	2,185,596	2,197,763
Less accumulated depreciation and amortization	956,267	742,748

	$1,229,329	$1,455,015

Depreciation and amortization expense associated with property and equipment totaled $388,799 in 2006 and $352,525 in 2005.

At December 31, 2006, $80,528 of leasehold improvements represented leasehold improvements for new stores under construction.

Note 4:	Debt

The Company has a note payable to V2R, Inc. (“V2R”), which is controlled by Bahram Yusefzadeh, a former director of the Company. The note bears interest at 10% per annum. The principal balance of the note was due on December 31, 2003, but was extended pursuant to an amendment dated December 30, 2003 to the earlier to occur of (i) the closing of a round of equity or debt financing in excess of $1,500,000, (ii) 90 days after the effectiveness of a registration statement, or (iii) in three equal installments beginning March 1, 2004, May 1, 2004, and July 1, 2004. The entire principal and interest became due on January 21, 2004 when we closed a round of equity financing in excess of $1,500,000. The unpaid principal and interest due as of December 31, 2006 was $59,332.

On December 4, 2006, the Company entered into a $60,000 bank loan with Peachtree National Bank. The loan is secured by real property that the Company owns at its Lawrenceville, Georgia testing facility and by a personal guarantee by the President of the Company. The loan bears interest at 1% above lenders prime per annum. The interest rate at December 31, 2006 was 9.25%. The principal amount on the loan is due on December 5, 2007. The unpaid principal and interest as of December 31, 2006 was $60,000. See Note 12 for additional disclosures.

Debt at December 31, comprised of the following:

	2006	2005
Peachtree National Bank	$60,000	$0
V2R 10% note	51,747	51,747

	$111,747	$51,747

Note 5:	Income Taxes

As of December 31, 2006, the Company had net operating loss (NOL) carryforwards of approximately $7,819,000 that may be used to offset future taxable income. If not utilized, the NOL carryforwards will expire at various dates through 2026.

Differences between the income taxes incurred for 2006 and 2005 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes were as follows:

	2006	2005
Expected rate	(34.0)%	(34.0)%
State income taxes, net of federal deduction	(4.0)	(4.0)
Valuation allowance	38.0	38.0

	—%	—%

	2006	2005
Goodwill	$232,000	$2,000
Fixed assets	108,000	76,000
Net operating losses	2,971,000	2,728,000
Less valuation allowance	(3,311,000)	2,806,000

Net deferred tax asset	$—	$—

At December 31, 2006, no net deferred tax assets were recognized. The valuation allowance at December 31, 2006 and 2005 was $2,971,000 and $2,728,000, respectively.

Note 6:	Leasing Activities

Operating Leases

The Company leases office space and land and buildings for certain of its emission testing stations. The leases generally require that the Company pay taxes, maintenance, and insurance. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Certain leases have been personally guaranteed by the President of the Company.

Certain leases contain scheduled base rent increases over the terms of the leases. The total amount of base rent payments is charged to expense on a straight-line basis over the lease terms. At December 31, 2006 and 2005, the excess of rent expense over cash payments was approximately $174,000 and $121,000, respectively. Such amount is included in accrued liabilities in the accompanying consolidated balance sheets.

Future minimum rental payments required under the non-cancelable operating leases were as follows at December 31, 2006:

Year Ending December 31
2007	$1,216,594
2008	1,091,223
2009	955,520
2010	871,514
2011	636,367
2012 and later	1,518,248

Total rent expense under all operating leases totaled $1,347,837 in 2006 and $992,312 in 2005.

Included in the minimum lease payments are future minimum lease payments aggregating $647,555 for store locations not yet opened by the Company on December 31, 2006.

Capital Leases

The Company’s capital lease commitments relate to emission testing and other related equipment. The Company records a capital lease asset and obligation equal to the present value of the lease payments. The Company’s total capital lease obligations were $35,124 and $23,302 on December 31, 2006 and 2005, respectively. At December 31, 2006, the cost and accumulated depreciation of assets held under capital leases was $44,000 and $1,050, respectively.

Future minimum rental payments required under the non-cancelable capital leases were as follows at December 31, 2006:

Year Ending December 31
2007	$12,925
2008	9,196
2009	9,196
2010	9,196
2011	7,664

Note 7:	Equity Transactions

Preferred Stock

On January 21, 2004, the Company completed a private placement of 2,500 shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) and 250,000 common stock purchase warrants (the “Warrants”) to GCA Strategic Investment Fund Limited (“GCA Fund”), an existing affiliate shareholder of the Company, in exchange for gross proceeds to the Company of $2,500,000. Net proceeds to the Company after the payment of an advisors fee and offering expenses was $2,234,000.

The Preferred Stock accrued a dividend of 7% per annum, and each share of Preferred Stock is convertible into 833.33 shares of the Company’s common stock, or 2,083,333 shares of common stock in the aggregate. As of October 14, 2005, pursuant to the articles of amendment, the Preferred Stock no longer accrued dividends. The Warrants are exercisable for a period of five years from the date of grant at an exercise price of $1.20 per share of common stock to be acquired upon exercise. In the event of liquidation, dissolution or winding up of the Company preferred stockholders are entitled to be paid prior to any preference of any other payment or distribution.

On June 30, 2005 the Company completed a private placement of 2,500,000 shares of its Series B Convertible Preferred Stock (the “Preferred B Stock”) and 4,390,000 common stock purchase warrants (“B-1 Warrants” and “B-2 Warrants”) to Barron Partners LP, in exchange for gross proceeds to the Company of $6,420,000. Net proceeds to the Company after the payment of advisors fees and offering expenses was $5,906,400. In addition to the cash portion of the advisors fee, the Company issued 285,000 common stock purchase warrants to Prospect Financial Advisors, LLC, which are exercisable for a period of five years from the date of grant at an exercise price of $0.60 per share of common stock to be acquired upon exercise. The Company also issued 50,000 common stock purchase warrants to Strasbourger, LLC as a finder’s fee, which are exercisable for a period of three years from the date of grant at an exercise price of $2.00 per share of common stock to be acquired upon exercise. On June 30, 2005, the Company used $3,100,000 of the net proceeds from the Preferred B Stock placement to purchase all of the outstanding common stock of Mr. Sticker. On September 8, 2005, the Company used or committed to pay at a future date, in accordance with the terms of the purchase agreement, $2,300,000 of the net proceeds from the Preferred B Stock placement to purchase all of the outstanding common stock of Just, Inc. The remainder of the net proceeds, or $446,400, was retained by the Company for current working capital.

The Preferred B Stock does not pay a dividend and has no voting rights. Each share of Preferred B Stock was convertible into 4.28 shares of the Company’s common stock or 10,700,000 shares of common stock in the aggregate. The 2,500,000 B-1 Warrants were exercisable for a period of five years from the date of grant at an exercise price of $2.40 per share of common stock to be acquired upon exercise. The 1,890,000 B-2 Warrants were exercisable for a period of five years from the date of grant at an exercise price of $4.80 per share of common stock to be acquired upon exercise. In the event of liquidation, dissolution or winding up of the Company preferred stockholders were entitled to be paid prior to any preference of any other payment or distribution.

On August 4, 2005, we entered into an Amendment to the Series B Preferred Stock Purchase Agreement, and received an additional $195,000 in cash, which modified the Agreement as follows:

a.	the Investor purchased $6,615,000 of our Preferred B Stock;

b.	the B-1 Warrants were increased to 2,621,495 shares at $2.40 per share, the B-2 Warrants were increased to 1,965,934 shares at $4.80 per share, and an additional common stock purchase warrant was issued for 4,000,000 shares at $1.20 per share. We may call the $1.20 warrants if our stock price exceeds $2.40 for fifteen (15) consecutive trading days;

c.	Each of the Preferred B Stock is convertible into 7.56 shares of our common stock, subject to adjustment if certain conditions are met, for a total of 18,900,000 shares of common stock, has a liquidation preference equal to its purchase price, and has no voting rights; and

d.	the exercise of the warrants, including the call provision on the $1.20 warrants, and the conversion of the Preferred B Stock are subject to a maximum ownership by the Investor at any time of 4.9% although this limitation may be revoked upon sixty-one days notice by Barron Partners with respect to the shares underlying the warrants.

On August 4, 2005, in conjunction with the above-referenced amended financing transaction, we restated the B-1 Warrants to acquire 2,621,495 shares of our common stock at $2.40 per share, restated the B-2 Warrants to acquire 1,965,934 shares of our common stock at $4.80 per share, and issued warrants to acquire 4,000,000 shares of our common stock at $1.20 per share, to a single accredited investor, in exchange for an additional $195,000 in cash.

On October 14, 2005, the combined principal amount of $2,045,000 and accrued interest amount of approximately $285,000 outstanding under several promissory notes, with GCA Fund and GCFG, were converted into 2,330 shares of the Company’s Series A convertible preferred stock. Each share of Series A convertible preferred stock is convertible into 833.33 shares of the Company’s common stock or 1,941,659 shares of common stock in the aggregate.

On October 14, 2005, GCA Fund, a majority shareholder converted accrued preferred dividends of $302,847 into 303 shares of the Company’s Series A convertible preferred stock. Each share of Series A convertible preferred stock is convertible into 833.33 shares of the Company’s common stock or 252,499 shares of common stock in the aggregate. GCA Fund and the Company agreed to terminate the dividend feature on the Series A convertible preferred stock as of the conversion date.

On February 23, 2006, Barron Partners LP, holder of 2,500,000 shares of Series B Convertible Preferred Stock converted 18,518 shares of the Series B Convertible Preferred Stock into 140,000 shares of common stock. Barron Partners LP held 2,481,482 shares of Series B Convertible Preferred Stock as of December 31, 2006.

Common Stock

Prior to January 1, 2005, the Company had issued common stock for the repayment of promissory notes, payment for services and to qualified investors.

On January 18, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to two unrelated consultants for services rendered during the year ended December 31, 2004.

On February 22, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. Calabria Advisers, LLC provides us with consulting services.

On March 10, 2005, we issued warrants to acquire up to 25,000 shares of our common stock, restricted in accordance with Rule 144, to two principals of GCA at an exercise price of $2.50 per share.

On April 11, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. Calabria Advisers, LLC provided us with consulting services.

On June 17, 2005, we issued a total of 12,500 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director, in conversion of $25,000 in outstanding principal amount on one outstanding promissory note.

On June 30, 2005, we issued warrants to acquire 285,000 shares of our common stock at $0.60 per share to a single accredited investor, as consideration for services rendered in conjunction with the Preferred B Stock transaction.

On July 25, 2005, we issued a total of 2,553 shares of our common stock, restricted in accordance with Rule 144, to two individuals for services rendered.

On July 25, 2005, we issued a total of 18,298 shares of our common stock, restricted in accordance with Rule 144, to two individuals as additional consideration related to the purchase of Mr. Sticker, Inc.

On July 25, 2005, we issued a total of 70,940 shares of our common stock, restricted in accordance with Rule 144, to one shareholder upon the conversion of $140,000 in outstanding principal amount and $1,879 in accrued but unpaid interest on one outstanding convertible promissory note.

On July 25, 2005, we issued a total of 11,242 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director, upon the conversion of outstanding principal amounts and accrued but unpaid interest of $26,418 in outstanding convertible promissory notes.

On July 25, 2005, we issued a total of 13,889 shares of our common stock, restricted in accordance with Rule 144, to legal counsel for services rendered.

On November 21, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to an individual who provides us with consulting services.

On August 29, 2005, we filed an amendment to our Articles of Incorporation that increased our authorized common stock from 100,000,000 shares to 250,000,000 shares, par value $0.001 per share.

As a result of the above transactions, in 2006 and 2005, the Company issued 68,500 and 116,442 shares of its common stock, respectively, for general and administrative expenses, which consisted principally of legal and consulting services and recognized expense of $68,500 and $356,858 in 2006 and 2005, respectively. The total number of shares reserved for options and warrant conversions was 19,981,062 and 17,828,912 on December 31, 2006 and 2005 respectively.

In September 2006, the Company issued 71,249 shares of common stock valued at $100,000 to the two shareholders of Just, Inc. per the September 2005 Just, Inc. purchase agreement in which the Company was obligated to issued 142,498 shares valued at $200,000 to the shareholders. As of December 31, 2006, the Company’s accrued liabilities included the obligation to issue 71,249 shares valued at $100,000 to the two Just, Inc. shareholders. The 71,249 remaining shares are expected to be issued in 2007.

Stock Incentive Plans

The Company has three stock incentive plans that authorize the Compensation Committee of the Board of Directors to grant to eligible employees and non-employee directors stock options, restricted stock awards, unrestricted stock awards and performance stock rewards. As of December 31, 2006, only stock options have been granted to employees and non-employee directors.

The Company’s Stock Option Plan 2001 (“2001 Plan”) is authorized to grant eligible employees and non-employee directors up to 100,000 shares of the Company’s common stock. Options granted under this plan vested immediately, with the exception of 40,000 shares of common stock that vested annually in three equal installments.

The Company’s Stock Option Plan 2005 (“2005 Plan”) is authorized to grant eligible employees and non-employee directors up to 250,000 shares of the Company’s common stock. Options granted under this plan generally vest annually in three equal installments. The plan provides for the automatic adjustment of the number of authorized shares on September 1st of each year. The amount of the adjustment to the authorized shares eligible to be issued under the plan is equal to 10% of the outstanding shares of the Company’s common stock on August 31st of each year. There were 2,892,098 common shares outstanding on August 31, 2006. As a result, the authorized number of shares eligible to be granted was automatically increased by 39,210 shares to 289,210 on September 1, 2006.

The Company’s Board of Directors and stockholders approved Speedemissions’ Inc. 2006 Stock Grant and Option Plan (“2006 Plan”), effective September 18, 2006, pursuant to which 2,000,000 shares of common stock were authorized to grant to eligible employees and non-employee directors issuance under the 2006 Plan. Options granted under this plan vest annually in three equal installments. On October 1, 2006, the Compensation Committee of the Board of Directors approved the grant of 1,979,600 stock options to employees and non-employee directors under the 2006 Plan at an exercise price of $0.58 per share.

These plans do not allow for the exercise of options after ten years from the date of grant. At December 31, 2006, there were 93,585 stock options available to be granted under these plans. As of December 31, 2006, options to purchase a total of 2,290,625 shares had been granted under these three plans and options to purchase 893,725 shares were exercisable.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”) using the modified-prospective-transition method. Under this transition method, compensation cost in 2006 includes cost for options granted prior to but not vested as of December 31, 2005, and options and warrants vested in 2006. Therefore results for prior periods have not been restated. As a result of adopting SFAS No. 123(R), the Company recorded $222,743.

The following table illustrates the effect on net income (loss) and earnings (loss) per share for the year ended December 31, 2005 if we had applied the fair value recognition provisions of SFAS No. 123(R) during the period presented. For the purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model and amortized to expense over the vesting period of the options.

Net loss attributable to common shareholders	$(3,688,638)
Deduct: Compensation previously recognized	(69,069)
Pro forma net loss attributable to common shareholders	$(3,772,465)

Basic and diluted loss per share—as reported	($1.43)

Basic and diluted loss per share—pro forma	($1.46)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2006 and 2005:

	2006	2005
Risk free interest rate	3.00%	3.00%
Expected life	2 years	3 years
Expected volatility	45%	45%
Expected dividend yield	—	—

The following table sets forth the options granted under the Speedemissions Stock Option Plans as of December 31, 2006 and 2005:

	2006		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	318,475	$1.40	68,675	$3.20
Granted	1,979,600	0.58	270,000	1.20
Forfeited/Cancelled	(7,450)	1.09	(20,200)	3.50

Options outstanding at end of year	2,290,625	$0.69	318,475	$1.40

Options exercisable at end of year	893,725	$0.84	159,474	$1.40

The following table summarizes information about stock options outstanding at December 31, 2006:

Warrants

Options Outstanding	Weighted Average Remaining Life	Exercise Price	Options Exercisable	Weighted Average Price
43,000	6.97 years	$2.50	43,000	$2.50
4,500	7.02 years	4.00	4,500	4.00
2,500	7.31 years	5.15	2,500	5.20
2,625	7.88 years	3.00	2,625	3.00
21,900	7.19 years	2.50	21,900	2.50
2,500	8.50 years	2.35	2,500	2.40
2,500	8.66 years	2.00	2,500	2.00
61,500	8.96 years	1.00	41,000	1.00
170,000	8.98 years	1.00	113,333	1.00
1,979,600	9.75 years	0.58	659,867	0.58

2,290,625		$0.69	893,725	$0.84

Prior to January 1, 2005, the Company issued warrants to purchase shares of the Company’s common stock to certain members of its board of directors, investors, consultants, creditors and others.

On February 22, 2005, we issued warrants to acquire up to 25,000 shares of our common stock, restricted in accordance with Rule 144, to Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. These warrants were issued as incentive compensation for his work for us and at an exercise price of $2.50 per share.

On August 4, 2005, in connection with an amendment to the June 30, 2005 financing transaction, we issued restated warrants to acquire 2,621,495 shares of our common stock at $2.40 per share, restated warrants to acquire 1,965,935 shares of our common stock at $4.80 per share, and warrants to acquire 4,000,000 shares of our common stock at $1.20 per share, to a single accredited investor, in exchange for an additional $195,000 in cash.

On August 11, 2005, we issued warrants to acquire 50,000 shares of our common stock at $2.00 per share to six individuals for services rendered in connection with the June 30, 2005 financing transaction.

On November 17, 2005, in conjunction with a Settlement Agreement, as discussed further in Note 9, we issued warrants to acquire 4,000,000 shares of our common stock at $1.20 per share, to Barron Partners, LP, as consideration under the Settlement Agreement, in settlement of the Dispute, as discussed further in Note 9.

On November 17, 2005, in conjunction with a settlement agreement, we issued warrants to acquire 2,400,000 shares of our common stock at $1.20 per share, to Global Capital Funding Group, LP as consideration under the Settlement Agreement, in settlement of the Dispute.

On November 17, 2005, in conjunction with the above-referenced Settlement Agreement, we issued warrants to acquire 1,600,000 shares of our common stock at $1.20 per share, to GCA Fund, as consideration under the Settlement Agreement, in settlement of the Dispute.

April 17, 2006 we issued warrants to acquire up to 200,000 shares of our common stock, restricted in accordance with Rule 144, to two unrelated consultants. These warrants were issued for services rendered to us and at an exercise price of $1.00 per share and are exercisable for a period of three years. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the consultants are sophisticated investors and familiar with our operations.

As of December 31, 2006, warrants to purchase a total of 17,690,437 shares of common stock were outstanding at exercise prices ranging from $0.10 to $10.50. The warrants are currently exercisable and expire at various dates through January 2011.

Additional Warrants

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions issued a warrant to V2R, LLC (“V2R”), an entity controlled by a minority shareholder and director. The warrant entitles V2R to purchase 2,500 shares of Speedemissions common stock at an exercise price of $.10 per share. At December 31, 2006, the warrant was exercisable.

On February 18, 2004, in accordance with authorization by the Board of Directors on January 21, 2004, the Company issued 90,000 warrants to purchase shares of the Company’s common stock to its President. Each warrant entitles the President to purchase one share of common stock. The exercise price for 45,000 of the warrants is $7.50, with the remaining 45,000 having an exercise price of $10.50. Each of the two separately priced warrant issues expire on February 17, 2009 and each vested 15,000 warrants immediately and the remaining 30,000 warrants vested in two equal parts of 15,000 warrants on January 1, 2005 and January 1, 2006. The Company did not assign a value to the warrants upon issuance as the value was deemed immaterial.

The following table summarizes information about stock warrants outstanding at December 31, 2006:

Warrants Outstanding			Warrants Exercisable
Warrants Outstanding	Weighted Average Remaining Life	Exercise Price	Warrants Exercisable	Exercise Price
2,500	1.46 years	$0.10	2,500	$0.10
10,000	2.07 years	$2.50	10,000	$2.50
250,000	2.07 years	$1.20	250,000	$1.20
45,000	2.14 years	$10.50	45,000	$10.50
45,000	2.14 years	$7.50	45,000	$7.50
8,000,000	3.88 years	$1.20	8,000,000	$1.20
285,000	3.50 years	$0.60	285,000	$0.60
8,587,430	3.50 years	$1.20	8,587,430	$1.20
50,000	1.61 years	$2.00	50,000	$2.00
50,000	2.95 years	$2.50	50,000	$2.50
10,000	3.07 years	$1.20	10,000	$1.20
85,500	< 0.14 years	$7.50	85,500	$7.50
70,007	1.45 years	$7.50	70,007	$7.50
150,000	2.25 years	$1.00	150,000	$1.00
50,000	2.75 years	$1.00	50,000	$1.00

17,690,437			17,690,437

Note 8:	Consulting Agreements

In connection with the acquisition of Speedemissions by SKTF, Speedemissions entered into a consulting agreement with V2R. Effective January 1, 2004, the consulting agreement was cancelled and replaced, by mutual agreement of the Company and V2R, with a new agreement. The new agreement continued for 30 months at a consulting fee of $8,334 per month. The new agreement granted V2R warrants to purchase 10,000 shares of the Company’s common stock at $2.50 per share. The warrants vested in two increments of 5,000 warrants on January 1, 2005 and 2006. Additionally, V2R can earn success fees calculated using the Lehman Formula, as defined, for merger and acquisition and strategic alliance or partnership agreements arranged by the entity.

During the years ended December 31, 2006 and 2005, the Company expensed a total of approximately $0 and $32,500, respectively, under the consulting agreement. Effective June 30, 2005, the agreement was amended to terminate the monthly retainer fees and extend the expiration of the agreement to July 1, 2007, by mutual consent of V2R and the Company. The balance of unpaid retainer fees to V2R was $26,872 and $88,691 as of December 31, 2006 and 2005 respectively.

On February 22, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. Calabria Advisers, LLC provides us with consulting services. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations. During the years ended December 31, 2006 and 2005, the Company recognized $0 and $75,000 in general and administrative expenses related to this agreement, based on the market value of the stock at the grant date.

On June 17, 2005, we issued a total of 25,000 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. Calabria Advisers, LLC provides us with consulting services. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations. During the years ended December 31, 2006 and 2005, the Company recognized $0 and $58,750 in general and administrative expenses related to this agreement, based on the market value of the stock at the grant date.

On July 25, 2005, we issued a total of 13,889 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, our President, Chief Executive Officer, and a Director. Calabria Advisers, LLC provides us with consulting services. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations. During the years ended December 31, 2006 and 2005, the Company recognized $0 and $26,305 in general and administrative expenses related to this agreement, based on the market value of the stock at the grant date.

The Company did not enter into any material consulting agreements during 2006.

Note 9:	Related Party Transactions

The Company had a $300,000 promissory note payable to the GCA Fund, a majority shareholder, which had an original maturity date of August 2, 2003, which was extended to October 24, 2005. Effective on October 14, 2005, in connection with the settlement discussed below, we converted the $300,000 note, plus accrued interest, into 126 shares of our Series A Convertible Preferred Stock.

An entity controlled by the President and Chief Executive Officer of the Company had advanced the Company $25,600 as of December 31, 2004, on several unsecured promissory notes. Principal and interest on the notes were due and payable in 180 days, from their respective date of issuance, and accrued interest at 5%. On June 25, 2005, we converted all of the notes, plus accrued interest, into 11,242 shares of our common stock.

On January 26, 2005, we executed a promissory note in favor of GCA Fund, a majority shareholder, in the principal amount of $350,000, and on that date we received funds in the same amount. Under the terms of the note, we were obligated to repay the entire principal amount, plus interest at the rate of 8% per year, on April 26, 2005. Effective on October 14, 2005, in connection with the Settlement Agreement, as discussed hereafter in this Note, we converted the outstanding balance plus accrued interest into 369 shares of our Series A Convertible Preferred Stock. In connection with the transaction, we issued to GCA Fund warrants to acquire 10,000 shares of our common stock, exercisable for a period of five years at $3.57 per share, which exercise price has been adjusted to $1.20 as part of the Settlement Agreement. We also issued to Global Capital Advisors, LLC, the investment advisory to GCA Fund, warrants to acquire 10,000 shares of our common stock, exercisable for a period of five years at $3.57 per share which exercise price has been adjusted to $1.20 as part of the Settlement Agreement.

On February 22, 2005, and again on April 11, 2005, we issued 25,000 shares of our common stock to Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri, for services rendered.

On June 17, 2005, we issued a total of 12,500 shares of our common stock, restricted in accordance with Rule 144, to Calabria Advisors, LLC, an entity controlled by Mr. Richard A. Parlontieri, Chief Executive Officer, in conversion of $25,000 in outstanding principal amount on one outstanding promissory note.

On July 25, 2005, we issued a total of 13,889 shares of our common stock to Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri, Chief Executive Officer, for services rendered.

On February 22, 2005, the Compensation Committee of our Board of Directors issued to Mr. Parlontieri warrants to acquire 25,000 shares of our common stock at $2.50 per share, the fair market value of our common stock based on the closing bid price on the date of grant.

On June 29, 2005 and August 26, 2005, we issued options to acquire 2,500 shares of our common stock under our 2001 Stock Option Plan to Erik Sander and Ernest A. Childs, respectively, our directors. The options vested immediately and are exercisable at $2.00 per share for a period of ten years.

For the year ended December 31, 2006 and 2005, the Company incurred legal expenses totaling $4,451 and $201,806 for legal services provided by a minority shareholder. The Company owed $0 and $107,527 as of December 31, 2006 and 2005 to this minority shareholder.

Settlement Agreement

On August 23, 2005, GCA Strategic Investment Fund Limited (“GCA”), the holder of all 2,500 shares of our Series A Convertible Preferred Stock then issued and outstanding, notified us that as a result of the Barron Agreement and pursuant to Section 9 of the Certificate of Designation of Series A Convertible Preferred Stock, the conversion ratio of our Series B Convertible Preferred Stock was automatically incorporated into the rights of the Series A Convertible Preferred Stock (referred to herein as the “Dispute”). We resolved this Dispute by entering into a “Settlement Agreement” with GCA, Barron, and Global Capital Funding Group, LP (“GCFG” and collectively with GCA and Barron referred to herein as the “Investors”) with all parties agreeing to the following terms:

•

GCFG converted all amounts due and owing under the Speedemissions, Inc. Secured Promissory Note dated December 30, 2004, in the principal amount of $1,285,000 plus accrued interest of $124,288 into (i) 1,409 shares of Series A Convertible Preferred Stock with rights and preferences outlined in the Amended Certificate of Designation of our Series A Convertible Preferred Stock and (ii) a warrant to purchase 2,400,000 shares of our common stock at an exercise price of $1.20 per share for a period of five years from the date of grant;

•

GCA consented to the Amended Certificate of Designation, including a new conversion price of $1.20 per share of common stock and no dividend rights, and converted all amounts due and owing, including accrued interest, under the $350,000 principal amount promissory note dated January 26, 2005, the $300,000 principal amount promissory note dated August 2, 2001, and the $110,000 principal amount promissory note dated August 7, 2004 into (i) 1,224 shares of Series A Convertible Preferred Stock, (ii) a warrant to purchase 1,600,000 shares of our common stock with an exercise price of $1.20 per share of common stock for a period of five years from the date of grant, and (iii) an amended warrant agreement dated January 26, 2005 to purchase 250,000 shares of common stock reducing the exercise price from $2.40 to $1.20 per share;

•

Barron agreed to the issuance of the GCA Stock, the GCFG Stock, and the GCFG Warrant, and to the Amended Certificate of Designation in exchange for a warrant to purchase 4,000,000 shares of our common stock with an exercise price of $1.20 per share of common stock for a period of five years from the date of grant; and

•

Speedemissions, GCFG, GCA, and Barron agreed to release each other of all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against each other, as a result of the Dispute.

In connection with the Settlement Agreement, we also amended certain Common Stock Purchase Warrants held by the Investors effective October 14, 2005:

•

We executed an Amendment No. 1 to the First Restated Common Stock Purchase Warrant “A” to purchase 2,621,496 shares of common stock held by Barron reducing the exercise price from $2.40 per share to $1.20 per share.

•	We executed an Amendment No. 1 to the Common Stock Purchase Warrant “B” to purchase 1,965,935 shares of common stock held by Barron reducing the exercise price from $4.80 per share to $1.20 per share.

•	We executed an Amendment No. 1 to the Warrant to purchase 250,000 shares of common stock held by GCA reducing the exercise price from $1.25 per share to $1.20 per share.

•	We executed an Amendment No. 1 to the Warrant to purchase 10,000 shares of common stock held by GCA reducing the exercise price from $3.57 per share to $1.20 per share.

As part of the Settlement Agreement, we entered into an Exchange Agreement with GCFG dated effective as of October 14, 2005, exchanging the GCFG Stock and the GCFG Warrant for the GCFG Note.

In conjunction with the GCFG Exchange Agreement, we granted to GCFG registration rights with respect to the resale of the shares of common stock underlying the warrants and preferred stock issued to GCFG. Pursuant to the Registration Rights Agreement with GCFG dated October 14, 2005, we agreed to prepare and file a registration statement for the resale of the shares of common stock underlying the GCFG Stock and GCFG Warrant and to use our best efforts to cause the registration statement to be declared effective.

As part of the Settlement Agreement, we entered into an Exchange Agreement with GCA dated effective as of October 14, 2005 exchanging the GCA Stock and the GCA Warrant for the following debt and rights held by GCA: (i) the $300,000 Note; (ii) the $110,000 Note; (iii) the $350,000 Note and (iv) $302,847 in cumulative dividends due and owing under the then existing 2,500 shares of the Series A Convertible Preferred Stock.

Note 10:	Business Acquisitions

Just, Inc.

Effective August 30, 2005, the Company purchased, for $2,500,000, 100% of the outstanding stock of Just, Inc., a Utah corporation. The Company paid Just, Inc.’s shareholders $2,200,000 on September 8, 2005, and per the purchase agreement paid its shareholders $100,000 and issued 71,430 shares of our common stock valued at $100,000 in September 2006. As of December 31, 2006, the Company owed the two shareholders of Just, Inc. a total 71,430 in shares valued at $100,000 that will be issued in 2007. The assets purchased included the business assets of eight emissions testing and safety inspection stations in the Salt Lake City, Utah area, which the Company intends to continue to operate under the Just, Inc. name. The Company made the acquisition to enter the Salt Lake City, Utah market as part of the Company’s ongoing acquisition strategy.

The acquisition was accounted for using the purchase method of accounting, whereby a new basis of accounting and reporting for the assets acquired and liabilities assumed was established. The purchase price allocation was based on the estimated fair values of the assets acquired and liabilities assumed.

The purchase price allocation was as follows:

Assets acquired
Current assets	$21,487
Property and equipment	232,000
Goodwill	2,371,050

$2,624,537

Purchase price
Cash	$2,300,000
Liabilities assumed	124,537
Common stock	200,000

$2,624,537

Mr. Sticker, Inc.

Effective June 30, 2005, the Company purchased, for $3,100,000 in cash and 18,300 shares of the Company’s common stock valued at $43,000, 100% of the outstanding stock of Mr. Sticker, Inc. (“Mr. Sticker”), a Texas corporation. The assets purchased included the business assets of six emissions testing and safety inspection stations, which the Company intends to continue to operate under the Mr. Sticker name. The Company made the acquisition to increase its market share in the Houston, Texas area and reduce average overhead costs per station by acquiring locations, which could be controlled by a local management team, using existing resources.

The acquisition was accounted for using the purchase method of accounting, whereby a new basis of accounting and reporting for the assets acquired and liabilities assumed was established. The purchase price allocation was based on the estimated fair values of the assets acquired and liabilities assumed.

The purchase price allocation was as follows:

Assets acquired
Current assets	$39,515
Property and equipment	292,500
Other assets	11,675
Goodwill	2,848,915

$3,192,605

Purchase price
Cash	$3,100,000
Liabilities assumed	49,605
Common stock	43,000

$3,192,605

The following pro-forma financial information has been prepared as if the acquisitions of Mr. Sticker and Just, Inc. were consummated as of the beginning of the period presented herein. The pro-forma results of operations are not necessarily indicative of the results that would have been achieved had the acquisition occurred at the beginning of the period, nor is it necessarily indicative of the results of operations that may occur in the future:

Pro Forma	Speedemissions 2005 (unaudited)	Mr. Sticker 2005 (unaudited)	Just, Inc. 2005 (unaudited)	Combined 2005 (unaudited)
Revenue	$4,859,199	$2,681,728	$2,565,438	$10,106,365
Net income (loss)	($4,260,847)	$996,126	$629,391	($2,635,330)
Net income (loss) per share, basic and diluted	$(1.65)	$0.39	$0.24	$(1.02)
Weighted average common shares outstanding	2,575,407	2,575,407	2,575,407	2,575,407

Note 11:	Risk and Uncertainties

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local, and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

Contingencies

The Company may be involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that may be pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results or operations.

Arrangement with Shareholders

The Company is required to maintain a majority of independent directors on the Board of Directors or a majority of independent directors on both the audit committee and compensation committee. In addition, the Company must maintain the effectiveness of a resale registration statement for shares held by a shareholder. Failure to do so could result in liquidated damages equal to 24% of the purchase price of the Series B Preferred Stock and Stock Warrants.

If we fail to maintain the effectiveness of a resale registration statement for the shares held by Barron, then we must pay to Barron in the form of shares of Series B Convertible Preferred Stock an amount equal to 24% of the purchase price of $6,615,000 paid by Barron for the Series B Convertible Preferred Stock and common stock warrants per annum for each day the resale registration is not effective.

If a shareholder other than GCA Fund and its affiliate acquires a beneficial ownership of greater than 33 1/3% or more of outstanding common stock of the Company without prior approval of GCA Fund, the Company might be required to redeem the Series A Preferred Stock.

Note 12:	Subsequent Event

The Georgia Department of Transportation and Gwinnett County plan a road widening project at the site of our Lawrenceville, Georgia store. We own the land and the building. As a result, Gwinnett County, filed a declaration of taking and condemnation petition on January 24, 2007, taking the majority of the property. We have filed an appeal based on the amount of just and fair compensation, which includes the (a) fair market value of the property taken, (b) any consequential damage to the remaining property, and (c) any business loss resulting from the taking. As of March 8, 2007, we still occupied the building and continued to perform emission tests at the location. The final amount of compensation to be paid to Speedemissions by Gwinnett County for the building and land and the date we will have to vacate the premises was not known as of March 8, 2007. Once received, we will use the proceeds from the sale of the property to the county to repay $60,000 bank debt on the property and reinvest the remaining funds into new and existing stores.

Note 13:	Significant Fourth Quarter Adjustments

In accordance with SFAS 142 and SFAS 144, the Company reviewed the carrying amount of goodwill and purchased assets in relation to the operating performance and future estimated discounted net cash flows expected to be generated by the assets and underlying stores previously acquired. During the fourth quarter of 2006, we determined that goodwill and purchased assets recorded from the acquisition of the assets of State Inspections of Texas, Inc was impaired due to continued net operating losses at these six stores located in Texas. The impairment recognized was measured by the amount by which the carrying amount of the assets exceeds the fair value of the net assets. The fair value of goodwill and related purchased assets were determined using discounted cash flow techniques. The amount of the goodwill and related purchased assets impairment expensed during the fourth quarter was $1,071,007. The goodwill recorded for the five Mr. Sticker stores located in Texas that were acquired in 2005 was not impaired as of December 31, 2006.

******

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash	$462,216	$320,231
Other current assets	209,812	224,930

Total current assets	672,028	545,161
Property and equipment, at cost less accumulated depreciation and amortization	941,213	1,229,329
Goodwill	7,100,572	7,100,572
Other assets	61,726	59,926

Total assets	$8,775,539	$8,934,988

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$189,100	$318,297
Accrued liabilities	406,715	532,984
Debt payable	—	111,747
Current portion of capitalized lease obligations	5,306	12,925

Total current liabilities	601,121	975,953

Other liabilities	111,408	113,848

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 and 5,133 shares issued and outstanding in 2007 and 2006, respectively liquidation preference: $10,976,000	5	5
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 and 2,481,482 shares issued and outstanding in 2007 and 2006, respectively liquidation preference: $5,906,000	2,481	2,481
Common stock, $.001 par value, 250,000,000 shares authorized, 3,034,958 and 2,963,528 shares issued and outstanding in 2007 and 2006, respectively	3,035	2,964
Additional paid-in capital	19,788,195	19,622,834
Deferred compensation	(14,605)	(17,437)
Accumulated deficit	(11,716,101)	(11,765,660)

Total shareholders’ equity	8,063,010	7,845,187

Total liabilities and shareholders’ equity	$8,775,539	$8,934,988

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenue	$2,468,889	$2,375,261	$4,881,426	$4,802,790

Costs and expenses:
Cost of emission certificates	603,090	591,340	1,202,780	1,241,590
Store operating expenses	1,384,241	1,351,671	2,886,005	2,729,523
General and administrative expenses	371,878	350,458	727,913	729,628

Income from operations	109,680	81,792	64,728	102,049
(Gain) loss from disposal of non-strategic assets	7,886	—	11,735	(10,472)
Interest expense	107	2,688	3,434	5,337

Net income	$101,687	$79,104	$49,559	$107,184

Net income per share (basic)	$0.03	$0.03	$0.02	$0.04

Net income per share (diluted)	$0.01	$0.01	$0.01	$0.01

Weighted average common shares outstanding, basic	3,016,119	2,888,642	2,989,969	2,825,910

Weighted average common shares outstanding, diluted	7,296,117	7,453,640	7,269,967	7,390,908

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Deficiency)

For the Years Quarter Ended

	Preferred Stock - Series A		Preferred Stock - Series B		Common Stock		Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2006	5,133	$5	2,500,000	$2,500	2,683,581	$2,684	$19,237,516	$(23,101)	$(10,433,454)	$8,786,150
Common stock issued for services	—	—	—	—	68,517	68	68,432	—	—	68,500
Conversion of Series B Preferred Stock	—	—	(18,518)	(19)	140,000	140	(121)	—	—	—
Compensation due to stock option grant	—	—	—	—	—	—	156,927	—	—	156,927
Compensation due to stock warrants issued	—	—	—	—	—	—	60,152	5,664	—	65,816
Common stock issued for business acquisition	—	—	—	—	71,430	72	99,928	—	—	100,000
Net loss	—	—	—	—	—	—	—		(1,332,206)	(1,332,206)

Balance at December 31, 2006	5,133	5	2,481,482	2,481	2,963,528	2,964	19,622,834	(17,437)	(11,765,660)	7,845,187
Common stock issued for services										—
Conversion of Series B Preferred Stock										—
Compensation due to stock option grant							32,716			32,716
Compensation due to stock warrants issued								1,416		1,416
Common stock issued for business acquisition										—
Net loss	—	—	—	—	—	—	—	—	(52,128)	(52,128)

Balance at March 31, 2007 (unaudited)	5,133	$5	2,481,482	$2,481	2,963,528	$2,964	$19,655,550	$(16,021)	$(11,817,788)	$7,827,191

Common stock issued for services										—
Conversion of Series B Preferred Stock										—
Compensation due to stock option grant							32,716			32,716
Compensation due to stock warrants issued								1,416		1,416
Common stock issued for business acquisition					71,430	71	99,929			100,000
Net income	—	—	—	—	—	—	—	—	101,687	101,687

Balance at June 30, 2007 (unaudited)	5,133	$5	2,481,482	$2,481	3,034,958	$3,035	$19,788,195	$(14,605)	$(11,716,101)	$8,063,010

See accompanying notes to consolidated financial statements.

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net income	$49,559	$107,184
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	135,328	195,371
(Gain) loss on sale of non-strategic assets	11,735	(10,472)
Share based compensation expenses	65,432	58,424
Stock issued for services	—	68,500
Changes in operating assets and liabilities, net of acquisitions:
Other current assets	50,590	(39,922)
Other assets	(1,800)	(7,200)
Accounts payable and accrued liabilities	(160,365)	(169,247)

Net cash provided by operating activities	150,479	202,638

Cash flows from investing activities:
Proceeds from asset sales	211,094	12,000
Capital expenditures	(102,681)	(144,729)

Net cash provided by (used in) investing activities	108,413	(132,729)

Cash flows from financing activities:
Payments on debt	(111,747)	—
Payments on capitalized leases	(5,160)	(10,474)

Net cash used in financing activities	(116,907)	(10,474)

Net increase in cash	141,985	59,435
Cash at beginning of period	320,231	250,227

Cash at end of period	$462,216	$309,662

Supplemental Information:
Cash paid during the year for interest	$13,017	$3,244

Supplemental Disclosure of Noncash Financing Activities:

During the quarter ended June 30, 2007, the Company issued 71,430 shares of common stock to the former owners of a subsidiary acquired in 2005 as required by the purchase agreement.

See accompanying notes to consolidated financial statements.

Speedemissions, Inc.

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

General

We were incorporated as SKTF Enterprises, Inc. in Florida in March 2001. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation in the business of vehicle emissions testing since May 2000. In connection with the acquisition, we changed our name to Speedemissions, Inc. in September 2003. As of August 7, 2007, we operated 35 vehicle emissions testing and safety inspection centers in three separate markets, greater Atlanta, Georgia; Houston, Texas; and Salt Lake City, Utah, and four mobile units in the Atlanta, Georgia area. We expect to open four vehicle emissions testing and safety inspection centers in the St. Louis, Missouri area before December 31, 2007 if we can find suitable locations. We also expect to open two new vehicle emissions testing and safety inspection centers in the Houston, Texas area before December 31, 2007. Throughout this report, the terms “we”, “us”, “our”, “Speedemissions”, and “Company” refer to Speedemissions, Inc., including its wholly-owned subsidiaries.

Nature of Presentation

The accompanying unaudited consolidated financial statements include the accounts of Speedemissions and its wholly-owned subsidiaries, Mr. Sticker, Inc. and Just, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the SEC’s instructions applicable to Form 10-QSB interim financial information. In the opinion of management, such consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2007 and for all periods presented. The results of operations presented in the accompanying consolidated financial statements are not necessarily indicative of the results expected for the full fiscal year or for any future period.

The accompanying consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. Such interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements contained in our Form 10-KSB for the year ended December 31, 2006.

Going Concern

The accompanying consolidated financial statements have been on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, as of June 30, 2007, the Company has cash on hand of $0.5 million, working capital of $0.1 million, a current quarterly net income available to common shareholders of $0.1 million and an accumulated deficit of $11.7 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to provide and maintain sufficient cash flow from operations to meet current and future obligations and its ability to implement its business plan. There can be no assurance that management will be successful in implementing its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of Recent Accounting Pronouncements

On January 1, 2007, Speedemissions adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The adoption of FIN No. 48 on January 1, 2007 did not result in a material cumulative-effect adjustment.

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing, and operating vehicle emissions testing and safety inspection stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emissions testing as a method of improving air quality.

The Company’s 35 emissions testing stations operate under the trade names Speedemissions (Georgia), Mr. Sticker (Texas) and Just Inc. (Utah). At its emissions testing stations, the Company uses computerized emissions testing equipment and safety inspection equipment that test vehicles for compliance with emissions and safety standards. In the emissions testing and safety inspection industry, such stations are known as decentralized facilities. The Company utilizes “basic” testing systems that test a motor vehicle’s emissions while in neutral and “enhanced” testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates included in these financial statements relate to useful lives of certain assets and valuation of long-term assets such as goodwill. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. The cost of emission certificates is shown separately in the accompanying consolidated statements of operations.

The Company normally requires that the customer’s payment be made with cash, check, or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia, Texas, and Utah laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. The costs of such retests and the number of retests are not material. Accordingly, no allowance for retest is recorded by the Company.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, accrued liabilities, and other short-term liabilities approximate fair value because of the short-term nature of these accounts.

Impairment of Long-Lived Assets

Property and Equipment

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses.

Goodwill

The Company has adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which prescribes the accounting for all purchased goodwill. In accordance with SFAS 142, goodwill is not amortized but tested for impairment annually and whenever an impairment indicator arises.

Income Taxes

Deferred income taxes are recognized for the effect of temporary differences between financial reporting and tax filing in accordance with the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).

Regulatory Impact

Our business depends upon government legislation and regulations mandating air pollution controls. Georgia, Texas, and Utah laws are especially important to us because all of our existing emissions testing services are currently conducted in those states. In addition, because we are seeking expansion opportunities, laws mandating air pollution controls in other states could affect our business or, since not all states require emissions testing, our ability to expand. Changes in federal or state laws that govern or apply to our operations could have a materially adverse effect on our business, such as a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes, if any, in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company also followed the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, financial statement amounts for the prior periods presented in this Form 10-QSB have not been restated to reflect the fair value method of expensing share-based compensation. See Note 5 for additional disclosures.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

Note 2:	Property and Equipment

Our Lawrenceville, Georgia store, which we owned, was in the middle of a road widening project undertaken by the Georgia Department of Transportation and Gwinnett County. As a result, Gwinnett County, filed a declaration of taking and condemnation petition on January 24, 2007, taking the majority of the property. On April 17, 2007, we received $210,694 from Gwinnett County as compensation for a portion of the building and land. We have filed an appeal based on the amount of just and fair compensation, which includes the (a) fair market value of the property taken, (b) any consequential damage to the remaining property, and (c) any business loss resulting from the taking. We are working with Gwinnett County and a mediator to settle the final amount of compensation to be paid to Speedemissions by Gwinnett County for the building, land and loss of business. We occupied the building and continued to perform emission tests at the location until June 8, 2007.

Property and equipment at June 30, 2007 and December 31, 2006 was as follows:

	June 30, 2007	December 31, 2006
Land	$0	$240,000
Building	0	10,000
Emission testing equipment	1,207,248	1,194,527
Furniture, fixtures and office equipment	78,873	72,364
Vehicles	15,607	23,775
Leasehold improvements	703,385	644,930

	2,005,113	2,185,596
Less accumulated depreciation and amortization	1,063,900	956,267

	$941,213	$1,229,329

Note 3:	Debt Payable

On April 19, 2007, we used proceeds received from the sale of the Lawrenceville property to repay a $60,000 bank debt secured by the property and $231 in accrued interest. The unpaid principal and interest unpaid principal and interest was $0 and $60,000 as of June 30, 2007 and December 31, 2006.

On April 20, 2007, we used proceeds received from the sale of the Lawrenceville property the to repay a note payable to V2R, Inc. (“V2R”), which is controlled by Bahram Yusdfzadeh, a former director of the Company. The note bears interest at 10% per annum. The principal and accrued interest repaid was $60,934. The unpaid principal and interest was $0 and $59,332 as of June 30, 2007 and December 31, 2006, respectively.

Note 4:	Net Income Per Common Share

Net income per share has been computed according to SFAS No. 128, “Earnings per Share,” which requires a dual presentation of basic and diluted earnings per share (“EPS”). Basic EPS represents net income divided by the weighted average number of common shares outstanding during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options, warrants, and contingently issuable shares such as the Company’s Series A and Series B preferred stock (commonly and hereinafter referred to as “Common Stock Equivalents”), were exercised or converted into common stock.

The following table sets forth the computation for basic and diluted net income per share for the three and six month periods ended June 30, 2007 and 2006, respectively:

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net income (A)	$101,687	$79,104	$49,559	$107,184

Weighted average common shares—basic (B)	3,016,119	2,888,642	2,989,969	2,825,910
Effect of dilutive securities (2):
Diluted effect of stock options (1)	—	—	—	—
Diluted effect of stock warrants (1)	2,500	287,500	2,500	287,500
Diluted effect of unrestricted preferred Series A Shares	4,277,498	4,277,498	4,277,498	4,277,498

Weighted average common shares—diluted (C)	7,296,117	7,453,640	7,269,967	7,390,908

Net income per share—basic (A/B)	$0.03	$0.03	$0.02	$0.04

Net income per share—diluted (A/C)	$0.01	$0.01	$0.01	$0.01

(1)	Because their effects are anti-dilutive, 17,612,437 and 17,412,937 shares issuable under stock option plans and stock warrants whose grant price is greater than the average market price of Common Shares outstanding at the end of the relevant period have been excluded from the computation of weighted average common shares diluted for the three and six months ended June 30, 2007 and 2006, respectively.
(2)	Series B convertible preferred stock held by Barron Partners, LP do not have voting rights and are subject to a maximum ownership by Barron Partners, LP at any time of 4.9% of the Company’s outstanding common stock. As a result, Common Share Equivalents of the Series B convertible preferred stock of 18,760,000 are anti-dilutive and have been excluded from the weighted average common shares (diluted) calculation for the three and six months ended June 30, 2006.

Note 5:	Stockholders’ Equity

Preferred Stock

There were 5,133 shares of Series A convertible preferred stock issued and outstanding as of June 30, 2007 and December 31, 2006, respectively.

There were 2,481,482 shares Series B convertible preferred stock issued and outstanding as of June 30, 2007 and December 31, 2006, respectively.

Common Stock

The Company is authorized to issue 250,000,000 shares of $0.001 par value common stock, of which 3,034,958 and 2,963,528 shares were issued and outstanding as of June 30, 2007 and December 31, 2006, respectively.

Note 6:	Share-Based Compensation

The Company accounts for stock-based compensation pursuant to SFAS No. 123(R), “Share-Based Payment,” which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the number of shares granted and the quoted price of Speedemissions’ common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Stock-based compensation expense was $34,132 and $53,185 during the three months ended June 30, 2007 and 2006, respectively. Stock-based compensation expense was $68,265 and $61,256 during the six months ended June 30, 2007 and 2006, respectively.

Stock Option Plans

The Company has granted options to employees and directors to purchase the Company’s common stock under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units and performance awards, among others. The plans are administered by the Board of Directors and Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of Speedemissions, Inc. common stock on the date of grant, have a term of ten years or less, and generally vest over three years from the date of grant.

The following table sets forth the options granted under the Speedemissions Stock Option Plans as of June 30, 2007:

	Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	2,290,625	$0.69
Granted	—	—
Forfeited/Cancelled	(34,900)	0.64

Outstanding at June 30, 2007	2,255,725	$0.70	9.07	$0

Vested and exercisable at June 30, 2007	879,592	$0.84	8.86	$0

The aggregate intrinsic value of options outstanding and exercisable at June 30, 2007 was $0. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the options.

As of June 30, 2007, there was $150,272 of unrecognized stock-based compensation expense related to nonvested stock options. This amount will be recognized over the vesting periods, as stated in the option agreements. No shares vested during the six months ended June 30, 2007.

The following table represents our nonvested stock options and warrant activity for the six months ended June 30, 2007:

	Number of Options/Warrants	Weighted Average Grant Date Fair Value
Nonvested—December 31, 2006	1,396,900	$0.60
Granted	—	—
Vested	—	—
Forfeited	(22,433)	0.60

Nonvested—June 30, 2007	1,374,467	$0.60

There were 2,255,725 and 2,290,625 shares issued and outstanding under the Company’s SKTF, Inc. 2001 Stock Option Plan, the 2005 Omnibus Stock Grant and Option Plan and Speedemissions’ Inc. 2006 Stock Grant and Option Plan as of June 30, 2007 and December 31, 2006, respectively. There were no options granted or exercised during the six month period ended June 30, 2007.

Stock Warrants

There were 17,604,938 and 17,690,437 common stock warrants issued and outstanding as of June 30, 2007 and December 31, 2006, respectively. There were no common stock warrants granted or exercised during the six month period ended June 30, 2007.

Note 7:	Income Taxes

No provision for income taxes has been reflected for the six month period ended June 30, 2007 as the Company has sufficient net operating loss carry forwards to offset taxable income.

Note 8:	Contingencies

The Company may from time to time be involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that may be pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

Note 9:	Subsequent Events

On August 9, 2007, Speedemissions and Sears, Roebuck and Co., entered into a licensing agreement which grants Speedemissions the privilege of conducting and operating vehicle emissions and safety inspections in Sears Auto Center retail locations in the greater Dallas-Ft. Worth, Texas market. The term of the licensing agreement is for five years. Speedemissions will use its Mr. Sticker trade name and the locations will be called Mr. Sticker at Sears.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act permits corporations to indemnify a director, officer, employee, or agent if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Company shall have the power, in its Bylaws or in any resolution of its shareholders or directors, to indemnify the officers and directors of the Company against any liability as may be determined to be in the best interest of the Company, and in conjunction therewith, to buy, at this Company’s expense, policies of insurance.

Our Bylaws do not further address indemnification. In 2003, we entered into a separate indemnification agreement with each of our then-current directors, and we have subsequently entered into a separate indemnification agreement with each of Mr. Guirlinger, Mr. Bradley and Mr. Childs.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	$720.16
Transfer Agent Fees	$1,000
Printing and Engraving Costs	$1,000
Legal Fees	$50,000
Accounting Fees	$5,000
TOTAL	$57,720.16

Recent Sales of Unregistered Securities

On June 4, 2007, we conducted a private placement offering to existing holders of warrants to purchase Speedemissions’ common stock who qualified as an accredited investor (as defined under Rule 501 of the Securities Act). The total offering price was $2,642,241, which was for up to 17,614,938 shares of common stock at $0.15 per share. We relied on Section 4(2) of the Securities Act for an exemption from registration for the offering on the basis that the offering was a nonpublic offering to existing securityholders of Speedemissions. Pursuant to such offering, on September 24, 2007, certain warrantholders purchased and were issued 2,127,150 shares of common stock, for a total purchase price of $319,073. The shares of common stock purchased pursuant to the offering are being registered in this registration statement.

Exhibits

3.1	Articles of Incorporation of Speedemissions, Inc., as amended (incorporated by reference to Exhibit 3.1 to Form 10-KSB dated March 31, 2006)

3.2	Bylaws of Speedemissions, Inc. (incorporated by reference to Exhibit 3.2 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

4.1	Certificate of Designation of Series A Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.1 to Form 10-KSB dated March 31, 2006)

4.2	Certificate of Designation of Series B Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.2 to Form 10-KSB dated March 31, 2006)

4.3	Common Stock Purchase Warrant “AA-1” dated October 12, 2007 issued to Barron Partners LP

4.4	Common Stock Purchase Warrant “AA-2” dated October 12, 2007 issued to Barron Partners LP

4.5	Common Stock Purchase Warrant “AA-3” dated October 12, 2007 issued to Barron Partners LP

4.6	Common Stock Purchase Warrant “AA-4” dated October 12, 2007 issued to Barron Partners LP

4.7	Common Stock Purchase Warrant “AA-5” dated October 12, 2007 issued to Barron Partners LP

4.8	Common Stock Purchase Warrant “AA-6” dated October 12, 2007 issued to Barron Partners LP

4.9	Common Stock Purchase Warrant “AA-7” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.10	Common Stock Purchase Warrant “AA-8” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.11	Common Stock Purchase Warrant “AA-9” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.12	Plan of Recapitalization dated October 12, 2007, with respect to Common Stock Purchase Warrants “AA-1” through “AA-9”

4.13	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 21, 2004 (incorporated by reference to Exhibit 10.5 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.14	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.6 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.15	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated October 14, 2005 (incorporated by reference to Exhibit 10.8 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.16	Registration Rights Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.10 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.17	Registration Rights Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.12 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.18	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

5.1	Opinion of Burr & Forman LLP (to be filed as an amendment)

10.1	Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

10.2	First Amendment to Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.4	Employment Agreement with Richard A. Parlontieri dated September 15, 2003 (incorporated by reference to Exhibit 10.2 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.5	First Amendment to Employment Agreement with Richard A. Parlontieri dated December 19, 2003 (incorporated by reference to Exhibit 10.16 to the Company’s Form 10-KSB for the period ended December 31, 2003)

10.6	Second Amendment to Employment Agreement with Richard A. Parlontieri dated October 23, 2006 (incorporated by reference to Form 8-K dated October 23, 2006 and filed with the Commission on October 23, 2006.

10.7	Conversion Notice and Agreement between Speedemissions, Inc. and Calabria Advisors, LLC dated June 16, 2004 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the period ended June 30, 2004)

10.8	Equity Research Agreement with The Research Works, Inc. dated as of October 29, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 8, 2004 and filed with the Commission on November 12, 2004)

10.9	Asset Purchase Agreement between Speedemissions, Inc. and SIT’s EMI Mobile Testing Unit dated as of December 2, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated December 7, 2004 and filed with the Commission on December 8, 2004)

10.10	Asset Purchase Agreement between Speedemissions, Inc. and State Inspection of Texas, Inc. dated as of December 30, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.11	$1,285,000 Promissory Note to State Inspections of Texas, Inc. dated December 30, 2004 (incorporated by reference to Exhibit 2.2 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.12	Registration Rights Agreement to Global Capital Advisors, LLC and GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.4 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.13	$350,000 Promissory Note to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.14	Common Stock Purchase Warrant issued to Richard A. Parlontieri dated February 22, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 10, 2005 and filed with the Commission on March 17, 2005)

10.15	Stock Purchase Agreement between Speedemissions, Inc. and Mr. Sticker, Inc. dated June 30, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.16	Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.2 to form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.17	Amendment to Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners, LP dated August 4, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated August 8, 2005 and filed with the Commission on August 9, 2005)

10.18	Registration Rights Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.19	Stock Purchase Agreement between Speedemissions, Inc., Just, Inc. and Michael Duncan and Steve Malmgren dated September 7, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated September 12, 2005 and filed with the Commission on September 13, 2005)

10.20	Settlement Agreement and General Release between Global Capital Funding Group, LP, GCA Strategic Investment Fund Limited, Barron Partners, LP, and Speedemissions, Inc. dated October 14, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.21	Exchange Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.9 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.22	Exchange Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.11 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.23	Speedemissions, Inc. 2005 Omnibus Stock Grant and Option Plan effective September 1, 2005 (incorporated by reference to Exhibit 4.1 to Form S-8, File No. 333-130199)

10.24	Speedemissions, Inc. 2006 Stock Grant and Option Plan effective September 18, 2006 (incorporated by reference to Exhibit 4.2 to Form 10-QSB filed with the Commission on March 30, 2007)

16	Letter from Bennett Thrasher PC dated February 1, 2005 (incorporated by reference to Exhibit 16.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

21	Subsidiaries of Speedemissions, Inc. (incorporated by reference to Exhibit 21 to the Company’s Form 10-KSB for the period ended December 31, 2003)

23.1	Consent of Tauber & Balser, P.C.

23.2	Consent of Burr & Forman LLP (included in Exhibit 5.1)

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, state of Georgia, on October 15, 2007.

Speedemissions, Inc.

By:	/s/ Richard A. Parlontieri
Richard A. Parlontieri, President and Chief Executive Officer

By:	/s/ Michael S. Shanahan
Michael S. Shanahan, Chief Financial Officer and Chief Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints severally, Richard A. Parlontieri and Mike Shanahan, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of these attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Richard A. Parlontieri	Dated:	October 15, 2007
Richard A. Parlontieri, Director, President, Chief Executive Officer and Secretary

By:	/s/ John Bradley	Dated:	October 15, 2007
John Bradley, Director

By:	/s/ Bradley A. Thompson	Dated:	October 15, 2007
Bradley A. Thompson, Director

By:	/s/ Michael E. Guirlinger	Dated:	October 15, 2007
Michael E. Guirlinger, Director

By:	/s/ Ernest A. Childs	Dated:	October 15, 2007
Ernest A. Childs, PhD, Director

Exhibit Index

3.1	Articles of Incorporation of Speedemissions, Inc., as amended (incorporated by reference to Exhibit 3.1 to Form 10-KSB dated March 31, 2006)

3.2	Bylaws of Speedemissions, Inc. (incorporated by reference to Exhibit 3.2 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

4.1	Certificate of Designation of Series A Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.1 to Form 10-KSB dated March 31, 2006)

4.2	Certificate of Designation of Series B Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 4.2 to Form 10-KSB dated March 31, 2006)

4.3	Common Stock Purchase Warrant “AA-1” dated October 12, 2007 issued to Barron Partners LP

4.4	Common Stock Purchase Warrant “AA-2” dated October 12, 2007 issued to Barron Partners LP

4.5	Common Stock Purchase Warrant “AA-3” dated October 12, 2007 issued to Barron Partners LP

4.6	Common Stock Purchase Warrant “AA-4” dated October 12, 2007 issued to Barron Partners LP

4.7	Common Stock Purchase Warrant “AA-5” dated October 12, 2007 issued to Barron Partners LP

4.8	Common Stock Purchase Warrant “AA-6” dated October 12, 2007 issued to Barron Partners LP

4.9	Common Stock Purchase Warrant “AA-7” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.10	Common Stock Purchase Warrant “AA-8” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.11	Common Stock Purchase Warrant “AA-9” dated October 12, 2007 issued to Global Capital Funding Group, L.P.

4.12	Plan of Recapitalization dated October 12, 2007, with respect to Common Stock Purchase Warrants “AA-1” through “AA-9”

4.13	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 21, 2004 (incorporated by reference to Exhibit 10.5 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.14	Amendment No. 1 dated October 14, 2005 to Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.6 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.15	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated October 14, 2005 (incorporated by reference to Exhibit 10.8 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.16	Registration Rights Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.10 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.17	Registration Rights Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.12 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

4.18	Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

5.1	Opinion of Burr & Forman LLP (to be filed as an amendment)

10.1	Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Pre-Effective Registration Statement on Form SB-2, File No. 333-68730)

10.2	First Amendment to Speedemissions, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.4	Employment Agreement with Richard A. Parlontieri dated September 15, 2003 (incorporated by reference to Exhibit 10.2 of Pre-Effective Registration Statement on Form SB-2, File No. 333-109416)

10.5	First Amendment to Employment Agreement with Richard A. Parlontieri dated December 19, 2003 (incorporated by reference to Exhibit 10.16 to the Company’s Form 10-KSB for the period ended December 31, 2003)

10.6	Second Amendment to Employment Agreement with Richard A. Parlontieri dated October 23, 2006 (incorporated by reference to Form 8-K dated October 23, 2006 and filed with the Commission on October 23, 2006.

10.7	Conversion Notice and Agreement between Speedemissions, Inc. and Calabria Advisors, LLC dated June 16, 2004 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the period ended June 30, 2004)

10.8	Equity Research Agreement with The Research Works, Inc. dated as of October 29, 2004 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 8, 2004 and filed with the Commission on November 12, 2004)

10.9	Asset Purchase Agreement between Speedemissions, Inc. and SIT’s EMI Mobile Testing Unit dated as of December 2, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated December 7, 2004 and filed with the Commission on December 8, 2004)

10.10	Asset Purchase Agreement between Speedemissions, Inc. and State Inspection of Texas, Inc. dated as of December 30, 2004 (incorporated by reference to Exhibit 2.1 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.11	$1,285,000 Promissory Note to State Inspections of Texas, Inc. dated December 30, 2004 (incorporated by reference to Exhibit 2.2 to Form 8-K dated January 3, 2005 and filed with the Commission on January 7, 2005)

10.12	Registration Rights Agreement to Global Capital Advisors, LLC and GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.4 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.13	$350,000 Promissory Note to GCA Strategic Investment Fund Limited dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

10.14	Common Stock Purchase Warrant issued to Richard A. Parlontieri dated February 22, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated March 10, 2005 and filed with the Commission on March 17, 2005)

10.15	Stock Purchase Agreement between Speedemissions, Inc. and Mr. Sticker, Inc. dated June 30, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.16	Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.2 to form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.17	Amendment to Preferred Stock Purchase Agreement between Speedemissions, Inc. and Barron Partners, LP dated August 4, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated August 8, 2005 and filed with the Commission on August 9, 2005)

10.18	Registration Rights Agreement between Speedemissions, Inc. and Barron Partners LP dated June 30, 2005 (incorporated by reference to Exhibit 10.3 to Form 8-K dated July 6, 2005 and filed with the Commission on July 7, 2005)

10.19	Stock Purchase Agreement between Speedemissions, Inc., Just, Inc. and Michael Duncan and Steve Malmgren dated September 7, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated September 12, 2005 and filed with the Commission on September 13, 2005)

10.20	Settlement Agreement and General Release between Global Capital Funding Group, LP, GCA Strategic Investment Fund Limited, Barron Partners, LP, and Speedemissions, Inc. dated October 14, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.21	Exchange Agreement between Speedemissions, Inc. and Global Capital Funding Group LP dated October 14, 2005 (incorporated by reference to Exhibit 10.9 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.22	Exchange Agreement between Speedemissions, Inc. and GCA Strategic Fund Investment dated October 14, 2005 (incorporated by reference to Exhibit 10.11 to Form 8-K dated November 21, 2005 and filed with the Commission on November 22, 2005)

10.23	Speedemissions, Inc. 2005 Omnibus Stock Grant and Option Plan effective September 1, 2005 (incorporated by reference to Exhibit 4.1 on Form S-8, File No. 333-130199)

10.24	Speedemissions, Inc. 2006 Stock Grant and Option Plan effective September 18, 2006 (incorporated by reference to Exhibit 4.25 to Form 10-KSB filed with the Commission on March 30, 2007)

16	Letter from Bennett Thrasher PC dated February 1, 2005 (incorporated by reference to Exhibit 16.1 to Form 8-K dated February 2, 2005 and filed with the Commission on February 3, 2005)

21	Subsidiaries of Speedemissions, Inc. (incorporated by reference to Exhibit 21 to the Company’s Form 10-KSB for the period ended December 31, 2003)

23.1	Consent of Tauber & Balser, P.C.

23.2	Consent of Burr & Forman LLP (included in Exhibit 5.1)